Equal Energy Ltd.

Annual Information Form

For the year ended December 31, 2012

March 14, 2013

(I)

TABLE OF CONTENTS

ABBREVIATIONS, CONVENTIONS AND CONVERSION FACTORS	1
GLOSSARY OF TERMS	2
FORWARD LOOKING STATEMENTS	3
CORPORATE STRUCTURE	6
BUSINESS AND STRATEGY	8
PRINCIPAL PROPERTIES	10
STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION	11
RISK FACTORS	23
CAPITAL STRUCTURE	30
DIVIDENDS	32
DIRECTORS AND OFFICERS	32
LEGAL PROCEEDINGS	37
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	37
REGISTRAR AND TRANSFER AGENT	37
MATERIAL CONTRACTS	37
INTEREST OF EXPERTS	37
AUDIT COMMITTEE INFORMATION	38
ADDITIONAL INFORMATION
Appendix A – Audit Committee Mandate	A-1
Appendix B – Report on Reserves Data by Independent Qualified Reserves Evaluator on Form 51-102F2	B-1
Appendix C – Report of Management and Directors on Reserve Data on Form 51-101F3	C-1
Appendix D – Cease Trade Orders, Bankruptcies, Penalties or Sanctions	D-1

Unless otherwise indicated, all of the information provided in this Annual Information Form is stated as at December 31, 2010.

491097 v1

(II)           -  -

 ABBREVIATIONS, CONVENTIONS AND CONVERSION FACTORS

 ABBREVIATIONS

Oil and Natural Gas Liquids		Natural Gas
bbl	barrel	Bcf	Billion cubic feet of natural gas
bbls	barrels	GJ	gigajoule
bbls per day	barrels of oil per day	GJ per day	gigajoule per day
bbls/d	barrels of oil per day	LNG	Liquefied Natural Gas
boe	barrels of oil equivalent	mcf	thousand cubic feet of natural gas
boe/d	barrels of oil equivalent per day	mcf/d	thousand cubic feet of natural gas per day
Mstb	thousand stock tank barrels	Mmcf	million cubic feet of natural gas
mbbl	Thousand barrels of oil	Mmcf/d	million cubic feet of natural gas per day
Mboe	Thousands of barrels of oil equivalent
mmbtu	millions of British Thermal Units
NGL	natural gas liquid
NGLs	natural gas liquids

Other
API	American Petroleum Institute
°API	an indication of the specific gravity of crude oil measured on the API gravity scale. Liquid petroleum with a specified gravity of 28°API or higher is generally referred to as light crude oil
NI 51-101	National Instrument 51-101
NYMEX	New York Mercantile Exchange
Q1	first quarter of the year - January 1 to March 31
Q2	second quarter of the year - April 1 to June 30
Q3	third quarter of the year - July 1 to September 30
Q4	fourth quarter of the year - October 1 to December 31
SEC	Securities and Exchange Commission
US$	United States dollars
WTI	West Texas Intermediate, the reference price paid in U.S. dollars at Cushing, Oklahoma for crude oil of standard grade

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 mcf to one boe is based on an energy equivalency conversion method primarily applicable at the burner tip and does not necessarily represent a value equivalence at the wellhead.

 CONVENTIONS

Unless otherwise indicated, all references herein to dollar amounts are in Canadian dollars (CDN$) and references herein to “$” or “dollars” are to Canadian dollars or “M$” are to a thousand Canadian dollars or “MM$” are to a million Canadian dollars.

The information set out in this AIF is stated as at December 31, 2012 unless otherwise indicated.  Capitalized terms used but not defined in the text are defined in the Glossary.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

CONVERSION FACTORS

The following table sets forth certain standard conversions from Standard Imperial Units to the International System of Units (or metric units):

To Convert from	To	Multiply by
Mcf	Cubic metres	28.174
Cubic metres	Cubic feet	35.494
Bbls	Cubic metres	0.159
Cubic metres	Bbls oil	6.290
Feet	Metres	0.305
Metres	Feet	3.281
Miles	Kilometres	1.609
Kilometres	Miles	0.621
Acres	Hectares	0.4047
Hectares	Acres	2.471

 GLOSSARY

The following are defined terms used in this Annual Information Form (“AIF”):

“6.75% Debentures” means the convertible unsecured junior subordinated debentures of the Company due March 31, 2016;

“ABCA” means the Business Corporations Act (Alberta);

“COGE Handbook” means the standards set out in the Canadian Oil and Gas Evaluation Handbook;

“Common Shares” means common share in the capital stock of the corporation;

“Credit Facility” means (A) a $105.0 million revolving credit facility with a syndicate of lenders, and (B) a $20.0 million operating facility with Bank of Nova Scotia, as lender, provided pursuant to the Second Amended and Restated Credit Agreement;

“Debentures” means the 6.75% Debentures;

“Delaware GCL” means Delaware general corporation law;

“EEC” means Enterra Energy Corp., a corporation amalgamated under the ABCA;

“EEFI” means Equal Energy Finance Inc., a corporation incorporated under the laws of the State of Delaware;

“EEF(D)I”  means Equal Energy Finance (Delaware) Inc., a corporation incorporated under the laws of the State of Delaware;

“EEPP” means the Equal Energy Production Partnership, a partnership organized pursuant to the laws of Alberta;

“EEPC” means Equal Energy Partner Corp., a corporation incorporated under the ABCA;

“EEUSHI” means Equal Energy US Holdings Inc., a corporation incorporated under the laws of the State of Delaware;

“EEUSI” means Equal Energy US Inc., a corporation incorporated under the laws of the State of Oklahoma;

“Equal”, “Equal Energy”, the “Corporation” or the “Company” means Equal Energy Ltd., a corporation amalgamated under the laws of the Province of Alberta;

“GAAP” means generally accepted accounting principles in Canada;

“Haas” means Haas Petroleum Engineering Services, Inc., independent petroleum engineering consultants;

“Haas Report” means the independent engineering evaluation of certain oil, NGL and natural gas interests of the Corporation prepared by Haas dated February 6, 2013 and effective December 31, 2012;

 “Non-Resident” means (a) a person who is not a resident of Canada for the purposes of the Tax Act and any applicable income tax convention; or (b) a partnership that is not a Canadian partnership for the purposes of the Tax Act;

“Operating Subsidiaries” means collectively, the direct and indirect subsidiaries of the Corporation that own and operate assets for the benefit of the Corporation (with the material Operating Subsidiaries being EEPC, EEPP, EEUSI, EEUSHI, EEFI, and EEF(D)I;

“Reserve Reports” means, collectively, the McDaniel Report and Haas Report;

“Second Amended and Restated Credit Agreement” means the second amended and restated syndicated credit agreement dated June 25, 2010, between Equal Energy and the Bank of Nova Scotia;

“Shareholder” means a holder of Common Shares;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Trust” means Enterra Energy Trust, an unincorporated open-ended investment trust established under the laws of Alberta pursuant to the Trust Indenture;

“Trust Indenture” means the amended and restated trust indenture dated November 25, 2003 among Olympia Trust Company, as trustee, Luc Chartrand as settlor, and EEC, as may be amended, supplemented, and restated from time to time;

“Trust Units” means trust units of the Trust;

 Exchange Rate Information

Except where otherwise indicated, all references to dollar amounts in this AIF are stated in Canadian dollars.  The following table sets forth the US/Canada exchange rates on the last trading day of the years indicated as well as the high, low and average rates for such years.  The high, low and average exchange rates for each year were identified or calculated from spot rates in effect on each trading day during the relevant year.  The exchange rates shown are expressed as the number of U.S. dollars required to purchase one Canadian dollar.  These exchange rates are based on those published on the Bank of Canada’s website as being in effect at approximately the closing rate on each trading day.

	Year Ended December 31
	2012	2011	2010
Year End	1.0051	0.9832	1.0054
High	0.9576	0.9430	0.9278
Low	1.0371	1.0583	1.0054
Average	1.0105	1.0117	0.9709

In the preparation of the reserve tables in the section ‘Statement of Reserves Data and Other Oil and Gas Information” there are certain tables which present the net present value of the future revenue streams of the Oklahoma reserves. In order to combine the reserves in the Canada assets with the reserves in the U.S. assets, the future cash flows of the Oklahoma assets must be translated into Canadian dollars using a future exchange rate. The Company used a rate of $1.0051 U.S. to $1.00 Canadian for the forecast price tables and for the constant price table unless expressly noted otherwise, prices and costs used in an estimate that are the arithmetic average of the first-day-of-the-month price of the applicable commodity for each of the twelve months in 2012, held constant throughout the estimated lives of the properties to which the estimate applies.

FORWARD LOOKING STATEMENTS

Various statements contained in this report, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements express a belief, expectation or intention and generally are accompanied by words that convey projected future events or outcomes. These forward-looking statements may include projections and estimates concerning capital expenditures, the Company’s liquidity, capital resources, and debt profile, pending acquisitions or dispositions, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, elements of the Company’s business strategy, compliance with governmental regulation of the oil and natural gas industry, including environmental regulations, acquisitions and divestitures and the effects thereof on the Company’s financial condition and other statements concerning the Company’s operations, economic performance and financial condition. Forward-looking statements are generally accompanied by words such as “estimate,” “assume,” “target,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal,” “should,” “intend” or other words that convey the uncertainty of future events or outcomes. The Company has based these forward-looking statements on its current expectations and assumptions about future events. These statements are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate under the circumstances. The actual results or developments anticipated may not be realized or, even if substantially realized, may not have the expected consequences to or effects on the Company’s business or results. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in such forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company disclaims any obligation to update or revise these forward-looking statements unless required by law, and it cautions readers not to rely on them unduly. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks and uncertainties discussed in “Risk Factors” in Item 1A of this report, including the following:

•	risks associated with drilling oil and natural gas wells;

•	the volatility of oil and natural gas prices;

•	uncertainties in estimating oil and natural gas reserves;

•	the need to replace the oil and natural gas the Company produces;

•	the Company’s ability to execute its growth strategy by drilling wells as planned;

•	risks and liabilities associated with acquired properties and risks related to the integration of acquired businesses;

•	amount, nature and timing of capital expenditures, including future development costs, required to develop the Company’s undeveloped areas;

•	concentration of operations in Central Oklahoma;

•	inability to retain drilling rigs and other services;
•	risk of currency fluctuations;

•	the potential adverse effect of commodity price declines on the carrying value of the Company’s oil and natural gas properties;

•	severe or unseasonable weather that may adversely affect production and drilling activities;

•	availability of satisfactory oil and natural gas marketing and transportation;

•	availability and terms of capital to fund capital expenditures;

•	amount and timing of proceeds of asset sales and asset monetizations;

•	ability to fund ongoing dividends;

•	limitations on operations resulting from debt restrictions and financial covenants;

•	potential financial losses or earnings reductions from commodity derivatives;

•	potential elimination or limitation of tax incentives;

•	competition in the oil and natural gas industry;
•	risks associated with consent solicitations and proxy contests conducted by dissident stockholders;

•	general economic conditions, either internationally or domestically or in the areas where the Company operates;

•	inability to obtain required regulatory approvals for development activities;
•
costs to comply with current and future governmental regulation of the oil and natural gas industry, including environmental, health and safety laws and regulations, and regulations with respect to hydraulic fracturing; and

•	the need to maintain adequate internal control over financial reporting.

The reader is further cautioned that the preparation of the financial statements in this report that are in accordance with GAAP requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses.  Estimating reserves is also critical to several accounting estimates and requires judgments and decisions based upon available geological, geophysical, engineering and economic data.  These estimates may change, having either a negative or positive effect on the financial status of the Company as further information becomes available, and as the economic environment changes.

Many of these risk factors and other specific risks and uncertainties are discussed in further detail throughout this AIF and in the Corporation’s management’s discussion and analysis for the year ended December 31, 2012 (the “MD&A”), which is available through the internet on the Corporation’s SEDAR profile at www.sedar.com, on EDGAR at www.sec.gov as part of the annual report on Form 10-K filed with the SEC together with this AIF, and on the Corporation’s website at www.equalenergy.ca. Readers are also referred to the risk factors described in this AIF under ”Risk Factors” and in other documents the Corporation’s files from time to time with securities regulatory authorities. Copies of these documents are available without charge from the Corporation’s or electronically on the internet on the Corporation’s SEDAR profile at www.sedar.com on EDGAR at www.sec.gov and on the Corporation’s website at www.equalenergy.ca.

 NOTICE TO U.S. READERS

 DATA ON OIL AND NATURAL GAS RESERVES CONTAINED IN THIS ANNUAL INFORMATION FORM HAS GENERALLY BEEN PREPARED IN ACCORDANCE WITH CANADIAN DISCLOSURE STANDARDS, WHICH ARE NOT COMPARABLE IN ALL RESPECTS TO UNITED STATES OR OTHER FOREIGN DISCLOSURE STANDARDS. FOR EXAMPLE, ALTHOUGH THE SEC NOW GENERALLY PERMITS OIL AND GAS ISSUERS, IN THEIR FILINGS WITH THE SEC, TO DISCLOSE BOTH PROVED RESERVES AND PROBABLE RESERVES (EACH AS DEFINED IN THE SEC RULES), THE SEC DEFINITIONS OF PROVED RESERVES AND PROBABLE RESERVES MAY DIFFER FROM THE DEFINITIONS OF "PROVED RESERVES" AND "PROBABLE RESERVES" UNDER CANADIAN SECURITIES LAWS. IN ADDITION, UNDER CANADIAN DISCLOSURE REQUIREMENTS AND INDUSTRY PRACTICE, RESERVES AND PRODUCTION ARE REPORTED USING GROSS (OR, AS NOTED ABOVE WITH RESPECT TO PRODUCTION INFORMATION, "COMPANY INTEREST") VOLUMES, WHICH ARE VOLUMES PRIOR TO DEDUCTION OF ROYALTY AND SIMILAR PAYMENTS. THE PRACTICE IN THE UNITED STATES IS TO REPORT RESERVES AND PRODUCTION USING NET VOLUMES, AFTER DEDUCTION OF APPLICABLE ROYALTIES AND SIMILAR PAYMENTS. MOREOVER, IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, THE CORPORATION HAS DETERMINED AND DISCLOSED ESTIMATED FUTURE NET REVENUE FROM ITS RESERVES USING FORECAST PRICES AND COSTS, WHEREAS THE SEC NOW GENERALLY REQUIRES THAT RESERVE ESTIMATES BE PREPARED USING AN UNWEIGHTED AVERAGE OF THE CLOSING PRICES FOR THE APPLICABLE COMMODITY ON THE FIRST DAY OF EACH OF THE TWELVE MONTHS PRECEDING THE COMPANY'S FISCAL YEAR-END, WITH THE OPTION OF ALSO DISCLOSING RESERVE ESTIMATES BASED UPON FUTURE OR OTHER PRICES. AS A CONSEQUENCE OF THE FOREGOING, THE CORPORATION'S RESERVE ESTIMATES AND PRODUCTION VOLUMES MAY NOT BE COMPARABLE TO THOSE MADE BY COMPANIES UTILIZING UNITED STATES REPORTING AND DISCLOSURE STANDARDS. ADDITIONALLY, THE SEC PROHIBITS DISCLOSURE OF OIL AND GAS RESOURCES, INCLUDING CONTINGENT RESOURCES, WHEREAS CANADIAN ISSUERS MAY DISCLOSE OIL AND GAS RESOURCES.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

 CORPORATE STRUCTURE

Equal Energy is an exploration and production company with oil and gas properties located in Oklahoma.

Equal Energy is the successor to the Trust following the completion of the reorganization of the Trust from an income trust structure to a corporate structure by way of court approved plan of arrangement under the ABCA on May 31, 2010 (the Arrangement”).  The Arrangement involved the exchange, on a three-for-one basis (the “Consolidation”), of all outstanding Trust Units for Common Shares.

Equal Energy was incorporated on April 8, 2010 under the ABCA and did not carry on any active business prior to the Arrangement, other than executing the arrangement agreement pursuant to which the Arrangement was implemented.  On January 1, 2011, Equal Energy amalgamated with its wholly-owned subsidiary, Equal Energy Corp. (the successor of EEC).  The Company’s head office is located at Suite 2600, 500 - 4th Avenue S.W., Calgary, Alberta, Canada T2P 2V6.  The Company’s registered office is located at 4300 Bankers Hall West, 888 – 3rd Street S.W., Calgary, Alberta, Canada T2P 5C5.

EEUSHI is an indirect, wholly-owned subsidiary of Equal Energy.  EEUSHI holds all of Equal’s Oklahoma oil and gas properties and associated assets through its wholly owned subsidiary, Equal Energy US Inc., corporation incorporated under the laws of the state of Oklahoma. Equal Energy also has a U.S. office located at 4801 Gaillardia Parkway, Suite 325 Oklahoma City, Oklahoma.

On December 12, 2012 Equal Energy Ltd. was amalgamated with Equal Energy Partner Corp. and Equal Energy Production Partnership.

ORGANIZATIONAL CHART

The following chart illustrates the corporate structure as at December 31, 2012.

[Missing Graphic Reference]

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

GENERAL DEVELOPMENTS OF THE BUSINESS

Equal Energy is engaged in the exploration for, and acquisition, development and production of, petroleum and natural gas with operations in Oklahoma. See “Statement of Reserves Data and Other Oil and Gas Information.” The Company also reviews new drilling opportunities and potential acquisitions to supplement its exploration and development activities.

 Three Year History

The following is a description of the general development of the business of the Company over the last three financial years. For a description of the business of Equal Energy, see “Description of the Business”.

2010

On May 31, 2010, the Trust completed the Arrangement.  Unitholders of the Trust received one Common Share for every three Trust Units held.  The Trust’s Board of Directors and management team continued as Equal’s Board of Directors and management team.  Immediately subsequent to the completion of the Arrangement, former unitholders of the Trust held 100 percent of the Common Shares.  Readers are referred to the Trust’s information circular and proxy statement dated April 13, 2010 for additional information in respect of the Arrangement, which may be found on SEDAR at www.sedar.com.

During 2010, Equal closed the sale of several non-core assets which had net proceeds of $26.3 million and completed a bought deal equity offering which raised net proceeds of $35.6 million.  The proceeds from the sale of the non-core assets were used to pay down amounts owing under the Credit Facility and the proceeds from the equity offering were used to support the ongoing capital program; both of which gave Equal additional financial flexibility.  In Oklahoma, additional working interests on existing properties were purchased for approximately US$5.5 million.

 2011

In the first quarter of 2011, Equal issued $45.0 million aggregate principal amount of 6.75% Debentures with a face value of $1,000 per 6.75% Debenture that mature on March 31, 2016 and bear interest at 6.75% per annum paid semi-annually on March 31 and September 30 of each year.  The 6.75% Debentures are convertible at the option of the holder into Common Shares at any time prior to the maturity date at a conversion price of $9.00 per Common Share. The proceeds from the issuance of the 6.75% Debentures were used to redeem a portion of a $79.9 million outstanding principal amount of an 8.00% Debentures for $83.2 million which included the requisite early redemption premium and unpaid interest.  The remaining balance of the 8.00% Debenture redemption was funded from the Credit Facility.

In the second quarter of 2011, Equal closed the acquisition of Hunton assets in Oklahoma from Petroflow Energy Ltd for $92.4 million. The acquisition increased the Corporation’s production by approximately 3,100 boe/d and was partially funded by a bought deal common share financing which was issued for net proceeds of $47.8 million. The Corporation filed a Business Acquisition Report on SEDAR under the requirements of Form 51-102F4. The remaining balance of the acquisition was funded from the Credit Facility.

In the fourth quarter of 2011, Equal sold non-core assets in Alberta and British Columbia for proceeds of $40.3 million. With the proceeds from the asset sale, the Corporation redeemed $39.1 million outstanding 8.25% Debentures for $41.5 million which included the requisite early redemption premium and unpaid interest.

 2012

 In the first quarter of 2012, Equal sold non-core assets in Saskatchewan and Oklahoma for proceeds of $9.7 million which was used to reduce amounts outstanding on the credit facility.

In the second quarter of 2012, Equal through its 100% owned subsidiary EEUSHI, sold 50% of its interest in approximately 14,500 net undeveloped acres prospective for Mississippian light oil for total cash consideration of approximately US$18.0 million. Concurrently with the sale, Equal entered into a joint venture with Atlas Resource Partners LP to embark on drilling program in the Mississippian play. On May 3, 2012 Equal’s Board of Directors initiated a strategic review process to identify, examine and consider alternatives with the view to enhancing shareholder value. Strategic alternatives considered but were not limited to, the sale of all or a portion of the Company's assets, the outright sale of the corporation, a merger or other business combination, a recapitalization, acquisitions, as well as continued execution of its business plan, or any combination thereof.

In the third quarter of 2012, Equal, through its 100% subsidiary EEUSHI, sold its interest in its Northern Oklahoma assets located in Grant, Garfield and Alfalfa counties for cash consideration of US$40.0 million. The assets sold included 1,400 barrels of oil equivalent per day from the Hunton formation, related infrastructure and interests in approximately 8,550 acres of Mississippian lands.

In the fourth quarter of 2012, Equal sold the following Canadian assets: Halkirk/Alliance/Wainwright/Clair assets for $15.4 million, Lochend Cardium assets for $62 million and its royalty fee title assets and the residual resource income tax pools for $12.13 million. As a result of these sales, Equal’s presence in Canada is considered to be insignificant.

 On November 27, 2012, Equal announced the termination of its Strategic Review process and announced the initiation of a US$0.20 per share annual dividend beginning January 1, 2013 payable quarterly at the end of each calendar quarter.

 2013

 Anticipated Developments

On February 14, 2013 Equal declared a first quarter dividend of $US$0.05 payable March 31, 2013 to shareholders of record at the close of business on March 1, 2013.

For a discussion of anticipated developments for 2013, please see the subsequent events section of the MD&A which may be found on SEDAR at www.sedar.com.

DESCRIPTION OF THE BUSINESS AND PROPERTIES

General

Equal Energy is engaged in the exploration for, and acquisition, development and production of, petroleum and natural gas with operations in Oklahoma. See “Statement of Reserves Data and Other Oil and Gas Information”. The Company also reviews new drilling opportunities and potential property acquisitions in Oklahoma to supplement its exploration and development activities. Production during 2012 averaged 10,010 boe/d from both Oklahoma and Canada and was comprised of approximately 49% natural gas 40% NGLs and11% crude oil.  For 2013, production is expected to be approximately 52% natural gas, 46% NGLs and 2% crude oil.

Business Strategy During 2013

Equal’s strategy is to provide a balance between production and reserves growth and return of capital by way of a dividend and is focused on executing its 2013 business plan.  Equal is positioned to deliver production growth and supports its dividend in today’s current environment of weak commodity prices.  The Company will relocate its head office to Oklahoma and plan to continue to exploit its proven Hunton liquids rich natural gas resource play with a 10 horizontal well program in 2013.

For 2013, Equal is anticipating production to average 7,900 boe/d (6,400 boe/d net of royalties). Cash flow estimated at $33.0 million based on the assumptions of Henry Hub natural gas: US$3.90/mmbtu (Equal realization 87% of Henry Hub), Propane at Conway Kansas: US$0.90/gallon (Equal NGL realization 89% of Conway Propane)  and WTI Oil: US$90.00/bbl (Equal realization 96% of WTI). Capital spending of $36.0 million ($30.0 million for drilling and related infrastructure; $6.0 million for land and maintenance capital).Equal operates all of its drilling and can dictate the pace and targets of its drilling programs.  The Company can adjust quickly to changing circumstances, including any changes in commodity prices if necessary.  Equal has an extensive drilling inventory so it can increase capital spending in a higher commodity price environment and has the financial flexibility to do so with cash balances in place and the Credit Facility which was undrawn at the end of 2012.

Competitive Conditions

The oil and natural gas industry is intensely competitive in all its phases. Equal Energy competes with numerous other participants in the search for, and the acquisition of, oil and natural gas properties and in the marketing of oil and natural gas.  Equal Energy's competitors include resource companies which may have greater financial resources, staff and facilities than those of Equal Energy.  Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery.  Equal Energy believes that its competitive position is equivalent to that of other oil and gas issuers of similar size and at a similar stage of development. See "Competition" under “Risk Factors”.

Cycles

The development of oil and gas reserves is dependent on access to areas where exploration and production is to be conducted.  Seasonal weather conditions and lease stipulations can limit the Company’s drilling and producing activities and other oil and natural gas operations in a portion of its operating areas.

Environmental Protection

The oil and gas industry is subject to environmental regulations pursuant to applicable legislation. Such legislation provides for restrictions and prohibitions on release or emission of various substances produced in association with certain oil and gas industry operations, and requires that well and facility sites be abandoned and reclaimed to the satisfaction of environmental authorities.  As at December 31, 2012, Equal Energy recorded an obligation on its balance sheet of $5.5 million for asset retirement.  The Corporation maintains an insurance program consistent with industry practice to protect against losses due to accidental destruction of assets, well blowouts, pollution and other operating accidents or disruptions.  The Corporation also has operational and emergency response procedures and safety and environmental programs in place to reduce potential loss exposure.  No assurance can be given that the application of environmental laws to the business and operations of Equal Energy will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect Equal Energy's financial condition, results of operations or prospects.  See “Environmental Risks" and "Industry Conditions" under “Risk Factors”.

Employees

At December 31, 2012, Equal Energy employed or contracted 10 office personnel in its Canadian office and 25 office personnel and 23 field operations personnel in its U.S. operations for a total of 58 employees.

Social or Environmental Policies

The health and safety of employees, contractors and the public, and the protection of the environment, are of utmost importance to Equal Energy.  To this end, the Corporation has instituted health and safety policies and programs and endeavours to conduct its operations in a manner that will minimize both adverse effects and consequences of emergency situations by:

·	complying with government regulations and standards, particularly relating to the environment, health and safety;

·	conducting operations consistent with industry codes, practices and guidelines;

·	ensuring prompt, effective response and repair to emergency situations and environmental incidents;

·	providing training to employees and contractors to ensure compliance with corporate safety and environmental rules and procedures; and

·	communicating openly with members of the public regarding its activities.

Equal Energy believes that all employees have a vital role in achieving excellence in environmental, health and safety performance. This is best achieved through careful planning and the support and active participation of everyone involved.

DEBT OF EQUAL ENERGY

The Company may, with the approval of its Board of Directors, borrow, incur indebtedness, give any guarantee or enter into any subordination agreement or pledge or provide any security interest or encumbrance on any property of the Company or its subsidiaries. At present all third party indebtedness of Equal Energy is incurred directly by the parent company, Equal Energy Ltd. As at December 31, 2012, Equal had the Credit Facilities and $45.0 million of outstanding 6.75% Debentures.  The Credit Facilities are the legal obligation of Equal and are guaranteed by the Company’s subsidiaries.

Set forth below is a description of the material terms of the Credit Facility and the Debentures.

Credit Facility

The Credit Facility is a secured facility from a syndicate of financial institutions.  The borrowing base under the Credit Facility is comprised of a $105.0 million revolving facility and a $20.0 million operating facility.  The next scheduled review of the borrowing base is anticipated to be completed in June 2013.  Changes to the amount of credit available under the Credit Facility may be made after these reviews are completed.  The Credit Facility is secured with a first priority charge over the assets of Equal.  The maturity date of the Credit Facility is June 24, 2013 and should the lenders decide not to renew the Credit Facility, any outstanding amounts under the Credit Facility must be repaid by June 23, 2014.

Interest rates and standby fees for the credit facilities are set quarterly according to a grid based on the ratio of bank debt to cash flow with the interest rates based on Canadian dollar BA (“Bankers Acceptance”) or U.S. dollar LIBOR rate plus 2.0% to 4.0% depending on the ratio of bank debt to cash flow.  For any unused balance of the credit facility, between 0.50% to 1.00% is charged as a standby fee which is recorded in interest expense.  As at December 31, 2012, the marginal interest rate and standby fee were 3.00% and 0.625%, respectively.

As at December 31, 2012, there is no draw on the credit facility. (December 31, 2011 – US$136.5 million drawn at a closing rate of CDN$1.017 per US$1.00).

Equal is required to maintain several financial and non-financial covenants.  The primary financial covenant is an interest coverage ratio of 3.0:1.0 as calculated pursuant to the terms of the credit agreement.  For the year ended December 31, 2012, the interest coverage ratio was 5.32 (December 31, 2011 – 6.11).  Equal is in compliance with the terms and covenants of the credit facilities as at December 31, 2012.  Equal is in compliance with the terms and covenants of the Second Amended and Restated Credit Agreement as at the date of this AIF.

Convertible Debentures

As at December 31, 2012 Equal had $45.0 million of outstanding 6.75% Debentures.  See “Description of Debentures” under “Capital Structure”.

PRINCIPAL PROPERTIES

The following is a description of the Company’s material oil and natural gas properties as at December 31, 2012.  Production stated is sales production before deduction of royalties and includes royalty interests to the Company and, unless otherwise stated, is the average daily production for December 2012.  Reserve amounts are total proved plus probable reserves based on forecast prices and costs, stated before deduction of royalties and include royalty interests as at December 31, 2012 based on forecast prices and costs as evaluated in the Reserve Reports.  See “Reserves Data – Forecast Prices and Costs” under “Statement of Reserves Data and Other Oil and Gas Information”.  The estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as for all properties, due to the effects of aggregation.  Unless otherwise specified, gross and net acres and well count information are as at December 31, 2012.

Overview

In December 2012 the Corporation’s production comes from its remaining U.S. based operations. The U.S. core area assets are located mainly in Lincoln and Logan Counties of Oklahoma.  The Corporation also has an inventory of minor producing assets, minor royalty interests and various exploration and exploitation prospects on undeveloped lands in Oklahoma.

 Oklahoma

 Hunton

In Oklahoma, the key producing horizon is the Hunton formation.  The Hunton is a carbonate rock formation which has been largely ignored by the industry due to high water/hydrocarbon production ratios.  Over the last decade, new drilling and production techniques have enabled profitable development of the Hunton formation.  Extensive dewatering lowers reservoir pressure allowing the liberation and mobilization of oil, natural gas and NGLs from smaller rock pores.  Typical peak hydrocarbon production rates average 150 boe/d per horizontal well and are generally observed within six months of production commencement.

Average Hunton production for December 2012 in Oklahoma was 23.8 Mmcf/d of natural gas, 4,213 bbl/d of crude oil and NGLs.  The Haas Report has attributed total proved and probable reserves of 348.5 Mbbl of crude oil, and 87.2 Bcf of natural gas and 12,210 mbbl of NGLs to the Hunton.

In Oklahoma, there are approximately 9,800 net undeveloped acres of land, at year end 2012. This acreage is centered in Lincoln and Logan Counties.

 STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION

 Disclosure of Reserves Data

The reserves data set forth below (the “Reserves Data”) is based upon evaluations conducted by Haas with an effective date of December 31, 2012, contained in the Haas Report.  The Reserves Data summarizes the Company’s oil, NGL and natural gas reserves and the net present values of future net revenue for these reserves using constant prices and costs and forecast prices and costs.  The Reserve Reports have been prepared in accordance with the standards contained in the COGE Handbook and the reserve definitions contained in National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators (“NI 51-101”).  Information not required by NI 51-101 has been presented to provide continuity and additional information which the Company believes is important. The Company engaged Haas to provide an evaluation of its proved and proved plus probable reserves.

At December 31, 2012 the Company’s reserves were in the United States, specifically in the state of Oklahoma which Haas reviewed.

All evaluations and reviews of future net cash flow are stated prior to any provision for interest costs or general and administrative costs and after the deduction of estimate future capital expenditures for wells to which reserves have been assigned.  It should not be assumed that the estimated future net cash flow shown below is representative of the fair market value of the Company’s properties.  There is no assurance that such price and cost assumptions will be attained, and variances could be material.  The recovery and reserve estimates of crude oil, NGL and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered.  Actual crude oil, NGL and natural gas reserves may be greater than or less than the estimates provided herein.

The values shown for income taxes and future net revenue after income taxes were calculated on a stand-alone basis in the Reserve Reports. The values shown may not be representative of future income tax obligations, applicable tax horizon or after tax valuation.

 Oil and Natural Gas Reserves and Net Present Value of Future Net Revenue

The tables below are summaries of the Company’s oil, NGL and natural gas reserves and the net present value of future net revenue attributable to such reserves as evaluated by McDaniel for the Canadian reserves for the years ended December 31, 2011 and earlier and Haas for the US reserves for the US reserves for all periods. These reports are based on constant and forecast price and cost assumptions.    The data may contain slightly different numbers than the reports due to rounding.  Additionally, the numbers in the tables may not add exactly due to rounding.

The Reserve Reports are based on certain factual data supplied by the Company and on McDaniel’s and Haas’ opinions of reasonable practice in the industry.  The extent and character of ownership and all factual data pertaining to the petroleum properties and contracts (except for certain information residing in the public domain) were supplied by the Company to McDaniel and Haas and were accepted without any further investigation.

Reserves Data – Forecast Prices and Costs

Summary of Oil and Gas Reserves and Net Present Values of Future Net Revenue

Forecast Prices and Costs as of December 31, 2012

	Light and Medium Crude Oil				Natural Gas Liquids				Natural Gas				Total
Reserves Category	Gross (mbbls)		Net (mbbls)		Gross (mbbls)		Net (mbbls)		Gross (mmcf)		Net (mmcf)		Gross (mboe)		Net (mboe)
		(2)		(3)		(2)		(3)		(2)		(3)		(2)		(3)

OKLAHOMA(1)
Producing	348.5		282.5		9,655.5		7,775.0		68,212.6		54,909.9		21,372.8		17,209.1
Non-Producing	-		-		98.6		78.2		421.9		335.3		168.9		134.1
Proved Undeveloped	-		-		1,926.5		1,541.2		14,430.7		11,544.5		4,331.6		3,465.3
Proved	348.5		282.5		11,680.6		9,394.4		83,065.2		66,789.7		25,873.3		20,808.5
Probable	-		-		529.4		424.3		4,142.3		3,320.7		1,219.8		977.7
Total Proved plus Probable	348.5		282.5		12,210.0		9,818.6		87,207.5		70,110.5		27,093.1		21,786.2

Note:
(1)	Oklahoma from Haas Report.
(2)	Gross refers to the Corporation’s working interest including royalty interest volumes and before royalty charges.
(3)	Net refers to the Corporation’s working interest including royalty interest and after royalties charges.

Summary of Oil and Gas Reserves and Net Present Values of Future Net Revenue

Forecast Prices and Costs as of December 31, 2012

	Before Income Taxes Discounted at (%/year)					After Income Taxes Discounted at (%/year)
	0	5	10	15	20	0	5	10	15	20
Reserves Category	MM$	MM$	MM$	MM$	MM$	MM$	MM$	MM$	MM$	MM$

OKLAHOMA(1)
Producing	492.2	354.8	271.5	217.4	180.0	371.4	269.8	208.5	168.6	141.1
Non-Producing	2.7	1.9	1.4	1.0	0.8	2.0	1.4	1.0	0.8	0.6
Proved Undeveloped	99.1	51.4	27.3	13.7	5.5	58.7	30.2	15.5	7.0	1.8
Proved	594.1	408.1	300.2	232.1	186.3	432.1	301.4	224.9	176.4	143.5
Probable	33.1	19.5	12.4	8.3	5.8	18.7	10.7	6.6	4.2	2.7
Total Proved plus Probable	627.2	427.6	312.6	240.5	192.1	450.8	312.1	231.5	180.6	146.2

Note:
(1)	Oklahoma - from Haas Report.
(2)	Oklahoma dollar values have been converted to Cdn$ at 1.0051 exchange rate.

Undiscounted Future Net Revenue
Forecast Prices as of December 31, 2012

Total Reserves

	Revenue	Royalties	Operating Costs	Capital Develop-ment Costs	Abandon-ment Costs	Future Net Revenue Before Income Taxes	Future Income Taxes	Future Net Revenue After Future Income Taxes
Reserves Category	MM$	MM$	MM$	MM$	MM$	MM$	MM$	MM$

OKLAHOMA(1) (2)
Total Proved	1,149.6	286.2	237.1	25.8	6.4	594.1	162.0	432.1
Total Proved Plus Probable	1,205.0	299.9	241.7	29.7	6.5	627.2	176.4	450.8

Note:
(1)	Oklahoma – from Haas Report.
(2)	Oklahoma net present values have been converted to Cdn$ at 1.0051 exchange rate.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

Oil and Gas Reserves and Net Present Values by Production Group
Forecast Prices as of December 31, 2012
Total Reserves

	Oklahoma
			Unit Value
Reserves Category	MM$		$/bbl, $/mcf
		(3)		(2)
Proved
Light and Medium Crude Oil (1)	10.0		35.30
Natural Gas Liquids	164.8		17.54
Natural Gas	125.4		1.88
Total	300.2		14.42

Proved Plus Probable
Light and Medium Crude Oil (1)	10.0		35.30
Natural Gas Liquids	171.4		17.46
Natural Gas	131.2		1.87
Total	312.6		14.35
Note:
(1)	Including all by products.
(2)	Unit values are based on net reserve volumes in Cdn$.
(3)	Oklahoma net present values and unit values have been converted to Cdn$ at 1.0051 exchange rate.

(4)	Net Present Values discounted at 10% are before tax.

Oil and Gas Reserves and Net Present Values by Production Group

Forecast Prices as of December 31, 2012

Total Reserves

Reserves Group by Category	Oil Gross Mbbl		Net Mbbl	Gas Gross Mmcf		Net Mmcf	NGL Gross Mbbl		Net Mbbl	Net Present Value Before Income Tax @ 10% M$		Unit Values $/bbl or $/mcf
		(4)			(4)			(45)			(2)		(2) (3)
OKLAHOMA(1)

Natural Gas (including By-products)
Proved Producing	348.5		282.5	68,212.6		54,909.9	9,655.5		7,775.0	271,501		4.94
Proved Non-Producing	-		-	421.9		335.3	98.6		78.2	1,375		4.10
Proved Undeveloped	-		-	14,430.7		11,544.5	1,926.5		1,541.2	27,287		2.36
Total Proved	348.5		282.5	83,065.2		66,789.7	11,680.6		9,394.4	300,162		4.49
Probable	-		-	4,142.3		3,320.7	529.4		424.3	12,422		3.74
Total Proved & Probable	348.5		282.5	87,207.5		70,110.5	12,210.0		9,818.6	312,584		4.46

Note
(1)	Oklahoma - from Haas Report.
(2)	Oklahoma net present values and unit values have been converted to Cdn$ at 1.0051 exchange rate.

(3)	Unit values are based on net reserve volumes.

(4)	Gross refers to Corporations working interest.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

Pricing Assumptions (1)

Forecast Prices and Costs

Summary of Price Forecasts

January 1, 2013

Year	WTI Crude Oil US$/bbl	U.S. Henry Hub Gas Price $US/ Mmbtu	U.S. Conway Propane % WTI	Inflation %	US/CAN Exchange Rate US$/$
	(2)

2013	92.50	3.75	41	2.00	1.000
2014	92.50	4.30	48	2.00	1.000
2015	93.60	4.85	54	2.00	1.000
2016	95.50	5.25	54	2.00	1.000
2017	97.40	5.70	54	2.00	1.000
2018	99.40	6.10	54	2.00	1.000
2019	101.40	6.20	54	2.00	1.000
2020	103.40	6.35	54	2.00	1.000
2021	105.40	6.45	54	2.00	1.000
2022	107.60	6.60	54	2.00	1.000
2023	109.70	6.70	54	2.00	1.000
2024	111.90	6.85	54	2.00	1.000
2025	114.10	7.00	54	2.00	1.000
2026	116.40	7.10	54	2.00	1.000
2027	118.80	7.25	54	2.00	1.000

Thereafter	+2%/yr.	+2%/yr.	54	2.00	1.000
Note:
(1)	West Texas Intermediate at Cushing Oklahoma 40 degrees API/0.5% sulphur.

(2)	Internal estimate of propane as a percent of WTI.

Effective January 1, 2013

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

Reserves Data – Constant Prices and Costs

Summary of Oil and Gas Reserves and Net Present Value of Future Net Revenue
Constant Prices as of December 31, 2012
Total of All Areas
	Light and Medium Crude Oil				Natural Gas Liquids				Natural Gas				Total
Reserves Category	Gross (mbbls)		Net (mbbls)		Gross (mbbls)		Net (mbbls)		Gross (mmcf)		Net (mmcf)		Gross (mboe)		Net (mboe)
		(2)		(3)		(2)		(3)		(2)		(3)		(2)		(3)

OKLAHOMA(1)
Producing	330.7		268.0		9,110.1		7,334.8		64,537.3		51,949.8		20,197.1		16,261.1
Non-Producing	-		-		95.3		75.6		394.1		313.0		161.0		127.8
Proved Undeveloped	-		-		1,853.9		1,483.2		13,887.1		11,109.7		4,168.5		3,334.8
Total Proved	330.7		268.0		11,059.4		8,893.6		78,818.6		63,372.5		24,526.5		19,723.6
Probable	-		-		494.7		396.4		3,879.4		3,110.1		1,141.2		914.8
Total Proved plus Probable	330.7		268.0		11,554.0		9,290.0		82,697.9		66,482.6		25,667.8		20,638.4
Note:
(1)	Oklahoma - from Haas Report.
(2)	Gross refers to the Corporation’s working interest including royalty interest volumes and before royalty charges.
(3)	Net refers to the Corporation’s working interest after royalties plus royalty interest reserve.

Summary of Oil and Gas Reserves and Net Present Values of Future Net Revenue

Constant Prices Case as of December 31, 2012

Total of All Areas

	Before Income Taxes Discounted at (%/year)					After Income Taxes Discounted at (%/year)
Reserves Category	0	5	10	15	20	0	5	10	15	20
	MM$	MM$	MM$	MM$	MM$	MM$	MM$	MM$	MM$	MM$

OKLAHOMA(1) (2)
Producing	237.1	184.8	149.8	125.3	107.4	217.2	166.9	134.2	111.8	95.7
Non-Producing	1.8	1.3	1.0	0.8	0.6	1.4	1.0	0.8	0.6	0.5
Proved Undeveloped	28.8	10.8	1.2	(4.3)	(7.5)	16.2	5.2	(0.8)	(4.3)	(6.5)
Total Proved	267.7	197.0	152.0	121.8	100.4	234.8	173.1	134.2	108.1	89.6
Probable	12.9	7.8	4.9	3.2	2.1	6.7	3.7	2.0	1.0	0.4
Total Proved plus Probable	280.6	204.8	157.0	125.0	102.5	241.5	176.8	136.2	109.1	90.0
Note:
(1)	Oklahoma - from Haas Report.
(2)	Oklahoma net present values have been converted to CDN$ at 1.0051 exchange rate.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

Total Future Net Revenue (Undiscounted)

Constant Prices as of December 31, 2012

Total Reserves

	Revenue	Royalties	Operating Costs	Capital Development Costs	Abandonment Costs	Future Net Revenue Before Income Taxes	Income Taxes	Future Revenue After Income Taxes
Reserves Category	MM$	MM$	MM$	MM$	MM$	MM$	MM$	MM$

OKLAHOMA(1) (2)
Total Proved	603.6	149.7	158.2	23.8	4.3	267.7	32.9	234.8
Total Proved plus Probable	629.8	156.2	161.7	27.1	4.3	280.6	39.1	241.5
Note:
(1)	Oklahoma - from Haas Report.
(2)	Oklahoma dollar values have been converted to CDN$ at 1.0051 exchange rate.

Oil and Gas Reserves and Net Present Values by Production Group

Constant Prices as of December 31, 2012

Total Reserves

	Oklahoma
			Unit Value
Reserves Category	MM$		$/bbl or $/mcf
		(3)		(2)
Proved
Light and Medium Crude Oil (1)	9.2		34.24
Natural Gas Liquids	92.3		10.38
Natural Gas	50.6		0.80
Total	152.0		7.71

Proved Plus Probable
Light and Medium Crude Oil (1)	9.2		34.24
Natural Gas Liquids	95.3		10.26
Natural Gas	52.4		0.79
Total	157.0		7.61
Note:
(1)	Including all by-products and NGLs.
(2)	The unit values are based on net reserve volumes in CDN$.
(3)	Oklahoma net present values and unit values have been converted to CDN$ at 1.0051 exchange rate.

(4)	Net present values discounted at 10% are before tax.

Pricing Assumptions (1)

Constant Prices and Costs

Year	WTI @ Cushing ($US/bbl)	US Henry Hub Gas Price ($US/Mmbtu)	Mount Belvieu Propane ($US/gal)	Conway Propane ($US/gal)	Exchange Rate ($US/$)
	(1)	(1)	(1)	(1)	(2)
2012	94.71	2.76	1.03	0.83	1.0051

Note:
(1) Based on the average first-day-of-the-month price for the 12 months of 2012.

(2) Based on the average first-day-of-the month Bank of Canada noon exchange rate.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

 Reserves Reconciliation

Reconciliation of Gross Reserves by Product Type

Forecast Prices and Costs

	Light and Medium Crude Oil			Natural Gas Liquids
	Total Proved	Probable	Total Proved	Total Proved	Probable	Total Proved
	Reserves	Reserves	Plus Probable	Reserves	Reserves	Plus Probable
	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mbbl]	[mbbl]

CANADA
Opening balance – December 31, 2011	2,562.2	1,104.9	3,667.1	90.0	40.1	130.1
Extensions and Improved Recovery	101.3	36.9	138.2	3.8	1.6	5.4
Technical Revisions	-	-	-	-	-	-
Acquisitions	-	-	-	-	-	-
Dispositions	(2,356.3)	(1,141.8)	(3,498.1)	(86.8)	(41.7)	(128.5)
Production	(307.2)	-	(307.2)	(7.0)	-	(7.0)
Closing balance – December 31, 2012	-	-	-	-	-	-

UNITED STATES (1)
Opening balance – December 31, 2011	497.9	0.9	498.8	13,326.3	603.5	13,929.9
Extensions and Improved Recovery	53.6	-	53.6	1,281.5	305.4	1,586.8
Technical Revisions	6.2	(0.9)	5.3	(989.0)	(329.4)	(1,318.4)
Acquisitions	-	-	-	-	-	-
Dispositions	(130.6)	-	(130.6)	(457.1)	(50.1)	(507.2)
Production	(78.7)	-	(78.7)	(1,480.8)	-	(1,480.8)
Closing balance – December 31, 2012	348.5	-	348.5	11,680.6	529.4	12,210.0

AGGREGATE
Opening balance – December 31, 2011	3,060.1	1,105.8	4,165.9	13,416.3	643.6	14,060.0
Extensions and Improved Recovery	154.9	36.9	191.8	1,285.3	307.0	1,592.2
Technical Revisions	6.2	(0.9)	5.3	(989.0)	(329.3)	(1,318.4)
Acquisitions	-	-	-	-	-	-
Dispositions	(2,486.9)	(1,141.8)	(3,628.7)	(543.9)	(91.8)	(635.7)
Production	(385.9)	-	(385.9)	(1,487.8)	-	(1,487.8)
Closing balance – December 31, 2012	348.5	-	348.5	11,680.6	529.4	12,210.0
Note:
(1)	United States - from Haas Report.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

Reconciliation of Company Gross Reserves by Product Type

Forecast Prices and Costs

	Associated and Non-Associated Gas			Heavy Oil
	Total Proved	Probable	Total Proved	Total Proved	Probable	Total Proved
	Reserves	Reserves	Plus Probable	Reserves	Reserves	Plus Probable
	[mmcf]	[mmcf]	[mmcf]	[mbbl]	[mbbl]	[mbbl]

CANADA (1)
Opening balance – December 31, 2011	4,838.1	2,217.9	7,056.0	476.6	297.2	773.8
Extensions and Improved Recovery	151.6	62.7	214.3		-
Technical Revisions	-	-	-		-
Acquisitions	-	-	-	-	-	-
Dispositions	(4,665.1)	(2,280.6)	(6,945.7)	(469.0)	(297.2)	(766.2)
Production	(324.6)	-	(324.6)	(7.6)	-	(7.6)
Closing balance – December 31, 2012	-	-	-	-	-	-

UNITED STATES (2)
Opening balance – December 31, 2011	102,563.4	5,367.1	107,930.5	-	-	-
Extensions and Improved Recovery	13,666.4	2,287.5	15,953.8	-	-	-
Technical Revisions	(12,807.2)	(2,587.1)	(15,394.3)	-	-	-
Acquisitions	-	-	-	-	-	-
Dispositions	(9,986.4)	(925.0)	(10,911.4)	-	-	-
Production	(10,369.5)	-	(10,369.5)	-	-	-
Closing balance – December 31, 2012	83,065.2	4,142.3	87,207.5	-	-	-

AGGREGATE
Opening balance – December 31, 2011	107,401.5	7,585.0	114,986.5	476.6	297.2	773.8
Extensions and Improved Recovery	13,818.0	2,350.2	16,168.1	-	-	-
Technical Revisions	(12,807.2)	(2,587.1)	(15,394.3)	-	-	-
Acquisitions	-	-	-	-	-	-
Dispositions	(14,651.4)	(3,205.6)	(17,857.1)	(469.0)	(297.2)	(766.2)
Production	(10,694.3)	-	(10,694.3)	(7.6)	-	(7.6)
Closing balance – December 31, 2012	83,065.2	4,142.3	87,207.5	-	-	-
Note:
(1)	Canada - from McDaniel Report.
(2)	United States - from Haas Report.

2011/2012 Reserves Reconciliation (000’s BOE @ Forecast Prices)

	Proved	Probable	Total Reserves
December 31, 2011	34,853.3	3,310.3	38,164.0

Discoveries and Extensions	3,743.2	735.6	4,478.7
Purchases	-	-	-
Dispositions	(5,941.8)	(2,065.1)	(8,006.9)
Production	(3,663.6)	-	(3,663.6)
Revisions	(3,117.4)	(761.4)	(3,878.8)
December 31, 2012	25,873.7	1,219.9	27,093.6

Undeveloped Reserves

The Corporation’s undeveloped reserves were estimated by Haas in accordance with standards and procedures in the COGE Handbook and reserve definitions in NI 51-101. In general, undeveloped reserves are reserves scheduled to be developed within the next three years.

Proved undeveloped and probable undeveloped reserves have been assigned to the Corporation’s Oklahoma properties.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

Oklahoma

Proved undeveloped reserves of 4,331.6 Mboe (56% natural gas) have been assigned in the Haas Report, representing 16.7% of the Oklahoma proved reserves on a boe basis.  These proved undeveloped reserves represent 23 gross (8.3 net) well locations. All of the locations are in Lincoln County.

Probable undeveloped reserves of 716.8 Mboe (56% natural gas) have been assigned in the Haas Report, representing 2.6% of the Oklahoma proved plus probable reserves on a boe basis. The probable undeveloped reserves are associated with 8 gross (1.4 net) well locations.

The Oklahoma assets provide a large inventory of undeveloped opportunity.  As the current undeveloped location inventory is developed, it is anticipated that additional undeveloped locations will be recognized by Haas and added to the undeveloped inventory.

 Significant Factors or Uncertainties Affecting Reserves Data

The process of estimating reserves is complex.  It requires significant judgments and decisions based on available geological, geophysical, engineering, and economic data.  These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change.  The reserve estimates contained herein are based on current production forecasts, prices, royalty rates and economic conditions. Haas, an independent engineering firm, evaluated the Corporation’s reserves.

Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science.  As a result, the subjective decisions, new geological or production information and a changing environment may impact these estimates.  Revisions to reserve estimates can arise from changes in year-end oil and gas prices, and reservoir performance.  Such revisions can be either positive or negative.

 Future Development Costs

The table below sets out the development costs deducted in the estimation of future net revenue attributable to proved reserves of Equal’s Oklahoma assets(using both constant prices and costs and forecast prices and costs) and proved plus probable reserves (using forecast prices and costs only).

	$	M
			(1) (2)
Constant Prices and Costs – Proved Reserves (1)
2013		12,690
2014		6,341
2015		4,394
2016		376
2017		-
Remaining Years		-
Total Undiscounted		23,801
Total Discounted at 10% per Year		21,252

Forecast Prices and Costs – Proved Reserves (2)
2013		12,784
2014		7,947
2015		4,638
2016		400
2017		-
Remaining Years		-
Total Undiscounted		25,770
Total Discounted at 10% per Year		22,938

Forecast Prices and Costs – Proved plus Probable Reserves

2013		13,802
2014		9,473
2015		5,125
2016		1,028
2017		9
Remaining Years		-
Total Undiscounted		29,707
Total Discounted at 10% per Year		26,279
Note:
(1)	Oklahoma constant present values have been converted to CDN$ at 1.0051 exchange rate.
(2)	Oklahoma forecast present values have been converted to CDN$ at 1.0051 exchange rate.

The Corporation typically has three sources of funding available to finance its capital expenditure program: internally generated cash flow from operations, debt financing when appropriate and new equity issues, if available on favourable terms.

The Corporation expects to fund its total 2013 capital program primarily with internally generated cash flow supplemented with borrowings on the Credit Facility and the cash held.

Oil and Gas Wells

The following table summarizes the Corporation’s interest as at December 31, 2012 in wells that are producing and non-producing:

	Producing				Non-Producing
	Oil		Gas		Oil		Gas		Grand Total
State/Province	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net

Oklahoma	2	0.8	124	105.2	-	-	64	56.6	190	162.6

- Note this table does not include service/disposal wells.

 Land Holdings

The following table summarizes land holdings in which the Corporation has an interest at December 31, 2012.

Area	Gross Acres	Net Acres
United States	83,803	54,211

The acreage to expire in 2013, in the U.S. gross 11,577 (net 5,899) acres.

 Environmental Protection

The Company’s operations in Canada and the United States are subject to stringent government laws and regulations regarding pollution, protection of the environment and the handling and transport of hazardous materials.  These laws and regulations may impose administrative, civil and criminal penalties as well as joint and several, strict liability for failure to comply, and generally require the Company to remove or remedy the effect of its activities on the environment at present and former operating sites, including dismantling production facilities and remediating damage caused by the use or release of specified substances.  The applicable regulatory agencies review the Company’s compliance with applicable laws and regulations.  Monitoring and reporting programs, as wells as inspections and assessments for environment, health and safety performance in day-to-day operations, are designed to provide assurance that environmental and regulatory standards are met.  Contingency plans are in place for a timely response to an environmental event, and remediation/reclamation programs are in place and utilized to restore the environment.

The Company currently owns or leases, and has in the past owned or leased, properties that have been used for oil and natural gas exploration and production activities for many years.  Although operating and disposal practices have been used that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by the Company.  In addition, some of these properties have been operated by third parties, whose treatment and disposal or release of petroleum hydrocarbons and wastes were not under the Company’s control, including when these properties were owned or leased by any previous owner(s).  These properties and the materials disposed or released on them may be subject to joint and several, strict liability laws at the federal, state and/or provincial levels.  Under such laws, the Company could be required to remove or remediate previously disposed wastes or property contamination, or to perform remedial activities to prevent future contamination. The Company is currently involved in several remediation projects but it does not believe these costs to be material to the Company’s operations or financial position.

During 2012, the Company during normal operating procedures had reportable occurrences of oil and water spills that have all been identified and have been or are currently being remediated as per the legislative regulations and requirements.

 Abandonment Costs

Well abandonment costs are estimated on an area-by-area basis.  Such costs are included in the Reserve Reports as deductions in arriving at future net revenue.  The expected total abandonment costs are $6.5 million and the next three years of estimated abandonment costs included in the Reserve Reports under the proved reserves category is as follows.

(millions)	3 Year Abandonment
Area	Undiscounted	Discounted at 10%
United States	0.5	0.5

 Tax Horizon

 Canadian

Under the current structure, cash is transferred to the Company by way of interest and redemptions of securities from the Operating Subsidiaries to the Company.  With the exception of capital taxes in certain provinces, no Canadian income taxes are expected to be incurred by the Company or its Canadian Operating Subsidiaries in 2013.

 United States

The income from U.S. operations is subject to United States income tax under U.S. income tax rules and regulations.  As a result, the Company’s U.S. operations may incur cash U.S. income taxes in the future but there is no current tax expected in 2013.

Costs Incurred

The following table summarizes the expenditures made by the Company for the year ended December 31, 2012:

	(millions of dollars)
	Canada	United States	Total
Property acquisition costs(1)	-
Proved	0.3	-	0.3
Unproved	-	1.6	1.6
Exploration costs	-	0.8	0.8
Development costs	13.8	22.1	35.9
Total costs incurred	14.1	24.5	38.6
(1) Includes costs related to corporate acquisitions.

 Exploration and Development Activities

The following table sets forth the gross and net development wells that were participated in during the year ended December 31, 2012.

	Exploration Wells				Development Wells				Total Wells
	Canada		United States		Canada		United States
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Heavy Oil	-	-	-	-	-	-	-	-	-	-
Light and Medium Oil	-	-	2.0	1.0	2.0	2.0	-	-	4.0	3.0
Natural Gas	-	-	-	-	-	-	7.0	6.2	7.0	6.2
Service	-	-	-	-	-	-	-	-	-	-
Dry	-	-	-	-	-	-	-	-	-	-
Total	-	-	2.0	1.0	2.0	2.0	7.0	6.2	11.0	9.2

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

 Production Volume by Field

The following table discloses for each major field, and in total, the Company’s production volumes for the financial year ended December 31, 2012, for each product type.

	Light and Medium Crude Oil	Heavy Oil	Natural Gas Liquids	Natural Gas	Total
	(bbls)	(bbls)	(bbls)	(mcf)	(boe)
Canadian properties sold during 2012	307,203	7,577	6,954	324,642	375,821
Oklahoma	78,690	-	1,480,836	10,369,512	3,287,778
	385,873	7,577	1,487,790	10,694,154	3,663,599

Production Estimates

The following table discloses, for each product type, the total volume of production estimated by Haas for 2013 in the estimates of future net revenue from proved and probable reserves disclosed under the heading “Summary of Oil and Natural Gas Reserves and Net Present Value of Future Net Revenue”.  The following estimates are applicable under both constant and forecast price scenarios.

Average 2013 Production Estimated

Forecast Prices and Costs

	Light and	Natural
	Medium	Gas	Natural
	Crude Oil	Liquids	Gas	Total
	Gross	Gross	Gross	Gross
Reserve Category	[mbbl]	[mbbl]	[mmcf]	[mBOE]

Principle Properties
TC/CD
Proven	29.7	963.9	7,466.7	2,238.0
Probable	-	8.8	64.5	19.6
	29.7	972.7	7,531.3	2,257.6
Remaining Oklahoma Properties
Total Proven	25.4	188.6	541.2	304.2
Total Probable	-	-	-	-
Total Proved	25.4	188.6	541.2	304.2

AGGREGATE
Total Proven	55.1	1,152.5	8,007.9	2,542.2
Total Probable	-	8.8	64.5	19.6
Total Proved plus Probable	55.1	1,161.3	8,072.5	2,561.8

 Quarterly Data

The following table discloses, on a quarterly basis for the year ended December 31, 2012, the Company’s share of average daily production volumes, average prices received, royalties paid, operating expenses incurred and netbacks on a per unit of volume basis.

	Quarter ended 2012
	March 31	June 30	September 30	December 31
Average Daily Production
NGL (bbl/d)	3,908	4,114	4,278	3,958
Natural Gas (Mcf/d)	30,729	30,852	31,200	24,131
Oil (bbl/d)	1,353	1,093	1,349	507
Combined (boe/d)	10,383	10,349	10,827	8,488

Average Prices Received
NGL (bbl/d)	39.03	28.22	27.51	29.53
Natural Gas ($/Mcf)	2.95	2.54	2.67	3.19
Oil ($/bbl)	88.76	84.83	85.71	80.17

Netback
Revenues – combined ($/boe)(1)	34.99	27.76	29.24	31.16
Royalties – combined ($/boe)	6.53	5.30	5.90	6.13
Operating Expenses – combined ($/boe)	9.74	8.48	7.72	5.39
Transportation Expenses – combined ($/boe)	0.31	0.18	0.18	0.16
Operating Netback Received - combined ($/boe)	18.41	13.80	15.44	19.48
Note:
(1)	Prior to unrealized mark-to-market

 RESERVE DATA CHANGES SINCE DECEMBER 31, 2012

There were no changes to the reserves since December 31, 2012.

RISK FACTORS

An investment in Common Shares would be subject to certain risks. Investors should carefully consider the risk factors set out below and consider all other information contained herein and in Equal Energy’s other public filings. In order to mitigate these risks the Company has qualified technical and financial personnel, with experience in the areas of Canada and the United States. Additional risks and uncertainties not currently known to the management of the Company may also have an adverse effect on Equal Energy’s business and the information set out below does not purport to be an exhaustive summary of the risks affecting Equal Energy.

Exploration, Development and Production Risks

Oil and natural gas operations involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. The long-term commercial success of the Company depends on its ability to find, acquire, develop and commercially produce oil and natural gas reserves. Without the continual addition of new reserves, any existing reserves the Company may have at any particular time, and the production therefrom will decline over time as such existing reserves are exploited. A future increase in the Company’s reserves will depend not only on its ability to explore and develop any properties it may have from time to time, but also on its ability to select and acquire suitable producing properties or prospects. No assurance can be given that the Company will be able to continue to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, management of the Company may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic. There is no assurance that further commercial quantities of oil and natural gas will be discovered or acquired by the Company.

Future oil and natural gas exploration may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts, cratering, sour gas releases and spills, each of which could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment or personal injury. In particular, the Company may explore for and produce sour natural gas in certain areas. An unintentional leak of sour natural gas could result in personal injury, loss of life or damage to property and may necessitate an evacuation of populated areas, all of which could result in liability to the Company.  In accordance with industry practice, the Company is not fully insured against all of these risks, nor are all such risks insurable. Although the Company maintains liability insurance in an amount that it considers consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits, in which event the Company could incur significant costs that could have a material adverse effect upon its financial condition. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations. Losses resulting from the occurrence of any of these risks could have a material adverse effect on the Company.

Operational Dependence

Other companies operate some of the assets in which the Company has an interest. As a result, Equal Energy will have limited ability to exercise influence over the operation of those assets or their associated costs, which could adversely affect the Company’s financial performance. The Company’s return on assets operated by others will therefore depend upon a number of factors that may be outside of the Equal Energy’s control, including the timing and amount of capital expenditures, the operator’s expertise and financial resources, the approval of other participants, the selection of technology and risk management practices.

Equal Energy will manage a variety of small and large projects in the conduct of its business. Project delays may delay expected revenues from operations. Significant project cost over-runs could make a project uneconomic. Equal Energy’s ability to execute projects and market oil and natural gas will depend upon numerous factors beyond the Company’s control, including:

·	the availability of processing capacity;

·	the availability and proximity of pipeline capacity;

·	the availability of storage capacity;

·	the supply of and demand for oil and natural gas;

·	the availability of alternative fuel sources;

·	the effects of inclement weather;

·	the availability of drilling and related equipment;

·	unexpected cost increases;

·	accidental events;

·	currency fluctuations;

·	changes in regulations;

·	the availability and productivity of skilled labour; and

·	the regulation of the oil and natural gas industry by various levels of government and governmental agencies.

Because of these factors, the Company may not be able to execute projects on time, on budget or at all, and may not be able to effectively market the oil and natural gas that it produces.

Oil, Gas and NGL Prices are Volatile

The marketability and price of oil and natural gas that may be acquired or discovered by Equal Energy is and will continue to be affected by numerous factors beyond its control. The Company’s ability to market its oil and natural gas may depend upon its ability to acquire space on pipelines that deliver natural gas to commercial markets. The Company may also be affected by deliverability uncertainties related to the proximity of its reserves to pipelines and processing and storage facilities and operational problems affecting such pipelines and facilities as well as extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business.

Equal Energy’s revenues, profitability and future growth and the carrying value of its oil and gas properties are substantially dependent on prevailing prices of oil and gas. The Company’s ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include economic conditions, in the United States, Canada, the actions of the OPEC and Russia, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternative fuel sources. Any substantial and extended decline in the price of oil and gas would have an adverse effect on the Company’s carrying value of its proved reserves, borrowing capacity, revenues, profitability and cash flows from operations.

Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

In addition, bank borrowings available to Equal Energy are in part determined by the Company’s borrowing base. A sustained material decline in prices from historical average prices could reduce the Company’s borrowing base, therefore reducing the bank credit available to the Company which could require that a portion, or all, of the Company’s bank debt be repaid.

Substantial Capital Requirements

Equal Energy anticipates making substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future. If the Company's revenues or reserves decline, it may limit Equal Energy’s ability to expend or access the capital necessary to undertake or complete future drilling programs. There can be no assurance that debt or equity financing or cash generated by operations will be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, that it will be on terms acceptable to the Company. The inability of the Company to access sufficient capital for its operations could have a material adverse effect on the Company's financial condition, results of operations or prospects.

Capital Markets

The market events and conditions witnessed over the past three years, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions, have caused significant volatility in commodity prices and increases in the rates at which Equal Energy is able to borrow funds for its capital programs. While there have been recent signs which may suggest the beginning of a global economic recovery, there can be no certainty regarding the timing or extent of a potential recovery, and such continued uncertainty in the global economic situation means that the Company, along with all other oil and gas entities, may continue to face restricted access to capital and increased borrowing costs. This could have an adverse effect on the Company, as its ability to make future capital expenditures is dependent on, among other factors, the overall state of the capital markets and investor appetite for investments in the energy industry generally and the Company's securities in particular.

Additional Funding Requirements

Equal Energy's cash flow from its producing reserves may not be sufficient to fund its ongoing activities at all times.  From time to time, the Company may require additional financing in order to carry out its acquisition, exploration and development activities.  Failure to obtain such financing on a timely basis could cause the Company to forfeit its interest in certain properties, miss certain acquisition opportunities and reduce or terminate its operations.  If the Company's revenues from its reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect the Company's ability to expend the necessary capital to replace its reserves or to maintain its production.  If the Company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available on favourable terms.

Issuance of Debt

From time to time Equal Energy may enter into transactions to acquire assets or the shares of other corporations.  These transactions may be financed partially or wholly with debt, which may increase the Company's debt levels above industry standards for oil and natural gas companies of similar size.  Depending on future exploration and development plans, the Company may require additional debt financing that may not be available or, if available, may not be available on favourable terms.  Neither the articles of the Company nor its by-laws limit the amount of indebtedness that the Company may incur.  The level of the Company's indebtedness from time to time, could impair its ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise and could negatively affect the Company's debt ratings.  This in turn, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

Availability of Drilling Equipment and Access

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment (typically leased from third parties) in the particular areas where such activities will be conducted. Demand for such limited equipment or access restrictions may affect the availability of such equipment to the Company and may delay exploration and development activities. To the extent the Company is not the operator of its oil and gas properties, the Company will be dependent on such operators for the timing of activities related to such properties and will be largely unable to direct or control the activities of the operators.

Insurance

Equal Energy's involvement in the exploration for and development of oil and natural gas properties may result in the Company becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although prior to conducting drilling and other field activities, the Company will obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities.  In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, the Company may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons.  The payment of such uninsured liabilities would reduce the funds available to the Company.  The occurrence of a significant event that the Company is not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on the Company's financial position, results of operations or prospects.

Legal Proceedings

Equal Energy may from time to time be subject to litigation and regulatory proceedings arising in the normal course of its business.  The Company cannot determine whether such litigation and regulatory proceedings will, individually or collectively, have a material adverse effect on its business, results or operations and financial condition.  To the extent expenses incurred in connection with litigation or any potential regulatory proceeding or action (which may include substantial fees of attorneys and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions) are not covered by available insurance, such expenses could adversely affect Equal Energy's cash position.

Environmental Risks

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and international, national, provincial, state and local law and regulation.  Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations.  The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.  Compliance with such legislation can require significant expenditures and a breach of same can result in the imposition of clean-up orders, fines and/or penalties, some of which may be material, as well as possible forfeiture of requisite approval obtained from the various governmental authorities.  The discharge of green house gas (“GHG”) emissions and other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require the Company to incur costs to remedy such discharge.  Although the Company believes that it is in material compliance with current applicable environmental regulations, no assurance can be given that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect its financial condition, results of operations or prospects.  See "Industry Conditions".

Foreign Currency Rates

The price that Equal Energy receives for a majority of its oil and natural gas is based on United States dollar denominated benchmarks, and therefore the price that the Company receives in Canadian dollars is affected by the exchange rate between the two currencies. A material increase in the value of the Canadian dollar relative to the United States dollar, may negatively impact the Company’s net production revenue by decreasing the Canadian dollars the Company receives for a given sale in United States dollars which offers limited relief to Equal Energy’s cost structure, as a majority of its costs are incurred in Canadian dollars.  Equal conducts certain of its business and operations in the United States and is therefore exposed to foreign currency risk on both revenues and costs to the extent the value of the Canadian dollar decreases relative to the United States dollar.

Competition

Equal Energy actively competes for reserve acquisitions, exploration leases, licenses and concessions and skilled industry personnel with a substantial number of other oil and gas companies, many of which have significantly greater financial resources than the Company.  The Company's competitors include major integrated oil and natural gas companies and numerous other independent oil and natural gas companies and individual producers and operators.

The oil and gas industry is highly competitive.  Equal Energy's competitors for the acquisition, exploration, production and development of oil and natural gas properties, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than the Company.

Certain of Equal Energy’s customers and potential customers are themselves exploring for oil and gas, and the results of such exploration efforts could affect the Company's ability to sell or supply oil or gas to these customers in the future.  The Company's ability to successfully bid on and acquire additional property rights, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will be dependent upon developing and maintaining close working relationships with its future industry partners and joint operators and its ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.

Reserve Replacement

Equal Energy's future oil and natural gas reserves, production, and cash flows to be derived therefrom are highly dependent on the Company successfully acquiring or discovering new reserves.  Existing reserves and production will decline over time without the continual additional of new reserves. A future increase in the Company's reserves will depend not only on the Company's ability to develop any properties it may have from time to time, but also on its ability to select and acquire suitable producing properties or prospects.  There can be no assurance that the Company's future exploration and development efforts will result in the discovery and development of additional commercial accumulations of oil and natural gas.

Reliance on Industry Partners

In order to carry out certain of its business and operations, Equal Energy relies on its industry partners (certain of which include suppliers, contractors and joint venture parties and operators).  Accordingly, the Company is exposed to third party risk.  Should such industry partners fail to full fill those duties and obligations each owes to the Company, such failure could have a material adverse effect on the Company's business and/or operations.

Reliance on Key Employees

Equal Energy’s success depends in large measure on certain key personnel. The Company does not have key personnel insurance in effect for management. The contributions of these individuals to the Company's immediate operations are likely to be of central importance. In addition, the competition for qualified personnel in the oil and natural gas industry is intense and there can be no assurance that the Company will be able to continue to attract and retain all personnel necessary for the development and operation of its business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of the Company's management.

Permits, Licences and Approvals

Equal Energy’s properties are held in the form of licences and leases and working interests in licences and leases. If the Company or the holder of the licence or lease fails to meet the specific requirement of a licence or lease, the licence or lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each licence or lease will be met. The termination or expiration of the Company’s licences or leases or the working interests relating to a licence or lease may have an adverse effect on its results of operations and business.

Royalties, Incentives and Production Taxes

In addition to federal regulations, each province and state has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters.  The royalty regime is a significant factor in the profitability of oil and natural gas production.  Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee.  Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

From time to time, the Governments of Canada, Alberta, Saskatchewan, British Columbia and Oklahoma have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced planning projects.

Land Tenure

Oil and natural gas lands located in Oklahoma is generally privately owned and rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.  In general terms the term of most leases is three years.  Once a productive well is established on the lands the land is held by production for as long as the subject well is consistently producing.

Title to Properties

Although title reviews may be conducted prior to the purchase of producing properties or the commencement of drilling wells, such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat Equal Energy's claim which could result in a reduction of the revenue received by the Company.

Multi-Jurisdictional Legal Risks

Equal Energy is incorporated under the ABCA and all of the Company's directors and all of its officers are residents of Canada.  Consequently, it may be difficult for United States investors to effect service of process within the United States upon the Company or upon its directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the United States Securities Exchange Act of 1934.  Furthermore, it may be difficult for investors to enforce judgments of the U.S. courts based on civil liability provisions of the U.S. federal securities laws in a Canadian court against the Company or any of the Company's non-U.S. resident executive officers or directors.  There is substantial doubt whether an original lawsuit could be brought successfully in Canada against any of such persons or the Company predicated solely upon such civil liabilities.

Reserve Information

The reserve and recovery information contained in the Haas Report are only estimates and the actual production and ultimate reserves from Equal Energy’s properties may be greater or less than the estimates prepared in such reports.  The Reserve Reports have been prepared using certain commodity price assumptions which are described in the notes to the reserve tables in this AIF.  If lower prices for crude oil, NGLs and natural gas are realized by the Company and substituted for the price assumptions utilized in the Reserve Reports, the present value of estimated future net cash flows for the Company's reserves would be reduced and the reduction could be significant, particularly based on the constant price case assumptions.  Exploration for oil and natural gas involves many risks, which even a combination of experience and careful evaluation may not be able to overcome.  There is no assurance that further commercial quantities of oil and natural gas will be discovered by the Company.

Dilutive Effect of Financings and Acquisitions

Equal Energy may make future acquisitions or enter into financing or other transactions involving the issuance of securities of Equal Energy which may be dilutive.

Dividends

Equal Energy has not paid any dividends on its outstanding Common Shares. Payment of dividends on the Common Shares in the future will be dependent on, among other things, the cash flow, results of operations and financial condition of the Company, the need for funds to finance ongoing operations and other business considerations as the Company’s Board of Directors considers relevant.

Third Party Credit Risk

Equal Energy may be exposed to third party credit risk through its contractual arrangements with its current or future joint venture partners, marketers of its petroleum and natural gas production and other parties. In the event such entities fail to meet their contractual obligations to the Company, such failures could have a material adverse effect on the Company and its cash flow from operations. In addition, poor credit conditions in the industry and of joint venture partners may impact a joint venture partner’s willingness to participate in the Company’s ongoing capital program, potentially delaying the program and the results of such program until the Company finds a suitable alternative partner.

Failure to Realize Anticipated Benefits of Acquisitions and Dispositions

Equal Energy makes acquisitions and dispositions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends in part on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner as well as the Company’s ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with those of the Company. The integration of an acquired business may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters. Management continually assesses the value and contribution of services provided and assets required to provide such services. In this regard, non-core assets are periodically disposed of, so that the Company can focus its efforts and resources more efficiently. Depending on the state of the market for such non-core assets, certain non-core assets of the Company, if disposed of, could realize less than their carrying value on the financial statements of the Company.

Hedging

From time to time Equal Energy may enter into agreements to receive fixed prices on its oil and natural gas production to offset the risk of revenue losses if commodity prices decline; however, if commodity prices increase beyond the levels set in such agreements, the Company will not benefit from such increases and the Company may nevertheless be obligated to pay royalties on such higher prices, even though not received by it, after giving effect to such agreements. Similarly, from time to time the Company may enter into agreements to fix the exchange rate of Canadian to United States dollars in order to offset the risk of revenue losses if the Canadian dollar increases in value compared to the United States dollar; however, if the Canadian dollar declines in value compared to the United States dollar, the Company will not benefit from the fluctuating exchange rate.

Conflict of Interest

Certain of the directors of Equal Energy are also directors and officers of other oil and gas companies involved in natural resource exploration and development, and conflicts of interest may arise between their duties as officers and directors of the Company and as officers and directors of such other companies.  Such conflicts must be disclosed in accordance with, and are subject to such other procedures and remedies as apply under the ABCA.

INDUSTRY CONDITIONS

The oil and natural gas industry is subject to extensive controls and regulations governing its operations (including land tenure, exploration, environmental, development, production, refining, transportation, and marketing) imposed by legislation enacted by various levels of government of the United States, all of which should be carefully considered by investors in the oil and gas industry. It is not expected that any of these controls or regulations will affect the Corporation's operations in a manner materially different than they would affect other oil and gas companies of similar size. All current legislation is a matter of public record and the Corporation is currently unable to predict what additional legislation or amendments may be enacted. Outlined below are some of the principal aspects of environmental legislation and regulations relevant to the oil and gas industry in the jurisdictions in which Equal Energy has developed producing reserves.

United States

The U.S. EPA announced on December 7, 2009 its findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to human health and the environment. These findings by the U.S. EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. One such regulation that has been issued is the Mandatory Reporting of Greenhouse Gases Rule in which, under Subpart W, petroleum and natural gas systems above a certain threshold at an onshore basin level are required to submit an annual greenhouse gas emissions report. The Corporation is currently studying whether it falls under the requirement.

Equal Energy believes that it is, and intends to continue to be, in material compliance with applicable environmental laws and regulations and is committed to meeting its responsibilities to protect the environment wherever it operates or holds working interests. Equal Energy anticipates that this compliance may result in increased expenditures of both a capital and expense nature as a result of increasingly stringent laws relating to the protection of the environment. Equal Energy believes that it is reasonably likely that the trend in environmental legislation and regulation will continue toward stricter standards.

Worker Safety

Oilfield operations must be carried out in accordance with safe work procedures, rules and policies contained in applicable safety legislation. Such legislation requires that every employer ensures the health and safety of all persons at any of its work sites and all workers engaged in the work of that employer. The legislation, which provides for accident reporting procedures, also requires that every employer ensure that all of its employees are aware of their duties and responsibilities under the applicable legislation. Penalties under applicable occupational health and safety legislation include significant fines and incarceration.

Income Tax for Canadian and US Investors

Dividends paid by Equal to U.S. investors in 2013 were 100% taxable dividend income and will be reflected on the Form – 1099 DIV sent to U.S. beneficial shareholders directly by their broker or other financial intermediary. As Equal does not issue a Form 1099 DIV to U.S. beneficial shareholders, please contact your broker or other financial intermediary directly with any questions regarding this Form.

Equal’s dividends are “Qualified Dividends” and therefore should be reported on Form 1040 unless the specific situation of the U.S. individual shareholder determines otherwise. Where, due to individual situations, the dividends are not “Qualified Dividends”, the amount should be reported on Line 9a of their Form 1040 and if required on Schedule B – Part II – Ordinary Dividends.
The amount included on the Form 1099 - DIV representing the amount of foreign tax paid (Canadian withholding tax) should be reported on Form 1040 and if required on Form 1116 “Foreign Tax Credit (Individual, Estate, or Trust)”. Information regarding the amount of Canadian tax withheld in 2012 should be available from your stockbroker or other intermediary and is not available from Equal.

No amounts are required to be reported on Form 1040 where Equal shares were held within a qualified retirement plan.
This information is not exhaustive of all possible U.S. income tax considerations, but is a general guideline and is not intended to be legal or tax advice to any particular holder or potential holder of Equal shares. Holders or potential holders of Equal shares should consult their own legal and tax advisors as to their particular tax consequences of holding Equal shares as well as to determine whether claiming a credit or deduction for foreign income taxes is more beneficial for you.

CAPITAL STRUCTURE

 Description of Common Shares

 Equal Energy is authorized to issue an unlimited number of Common Shares. The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

Voting Rights

The holders of the Common Shares are entitled to receive notice of and to attend all meetings of the Shareholders and to one vote in respect of each Common Share held at all such meetings.

Dividends

The holders of Common Shares are entitled to receive, if, as and when declared by Equal Energy’s Board of Directors from time to time, such dividends as may be declared thereon. The rights of holders of Common Shares to receive a dividend are equal in all respects.

Rights upon Dissolution

The Shareholders will participate rateably in any liquidation, dissolution or winding-up of Equal Energy or other distribution of the assets of Equal Energy among its shareholders for the purpose of winding up its affairs.

Description of Debentures

General

The 6.75% Debentures were issued on February 9, 2011, pursuant to a debenture indenture dated February 9, 2011 (the “6.75% Debenture Indenture” between the Equal Energy Ltd. and the Debenture Trustee.

The 6.75% Debentures bear interest from the date of issue at 6.75% per annum, which is payable semi-annually in arrears on March 31 and September 30 in each year, commencing September 30, 2011. The first interest payment on September 30, 2011 for the 6.75% Debentures will include interest accrued from the issue date to, but excluding, September 30, 2011.

The principal amount of the Debentures is payable in lawful money of Canada or, at the Corporation’s option and subject to applicable regulatory approval, by payment of Common Shares as further described under “Payment upon Redemption or Maturity” and “Redemption and Purchase”. The interest on these Debentures is payable in lawful money of Canada including, at the Corporation’s option and subject to applicable regulatory approval, in accordance with the Common Share Interest Payment Election or the Common Share Interest Payment Election as described under “Interest Payment Option”.

The Debentures are direct obligations of the Corporation and are not secured by any mortgage, pledge, hypothec or other charge and are subordinated to other liabilities of the Corporation as described under “Subordination”.  Other than as described herein, 6.75% Debenture Indenture do not restrict the Corporation from incurring additional indebtedness or liabilities or from mortgaging, pledging or charging its properties to secure any indebtedness.

 Conversion Privilege

The 6.75% Debentures will be convertible at the holder’s option into Common Shares at any time prior to the close of business on the earlier of: (i) the business day immediately preceding the maturity date, (ii) if called for redemption, on the business day immediately preceding the date fixed for redemption, and (iii) if called for repurchase in connection with a Change of Control (defined below), on the business day immediately preceding the payment date, at the relevant conversion rate.  The conversion rate is subject to adjustment upon the occurrence of certain events described below.  Holders converting their 6.75% debentures will receive all accrued and unpaid interest from the date of the last interest payment thereon to, but excluding, the date of conversion and such holders shall become holders of record of Common Shares on the business day immediately after the date of conversion.

Subject to the provisions thereof, the 6.75% Debenture Indenture will provide for the adjustment of the conversion price in certain events.

Redemption and Purchase

Subject to the provisions of the 6.75% Debenture Indenture, the 6.75% Debentures will not be redeemable on or before March 31, 2014. On and after April 1, 2014 and prior to March 31, 2016, the 6.75% Debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days and not less than 40 days prior notice at a price equal to their principal amount plus accrued and unpaid interest up to but excluding the date set for redemption, provided that the current market price (as defined in the 6.75% Debenture Indenture) on the date on which the notice of redemption is given is not less than 125% of the conversion price.

In the event that a holder of the 6.75% Debentures exercises their conversion right following a notice of redemption by the Company, such holder shall be entitled to receive accrued and unpaid interest, in addition to the applicable number of Common Shares to be received on conversion, for the period from the latest interest payment date to the date of conversion.

In the case of redemption of less than all of the 6.75% Debentures, the 6.75% Debentures to be redeemed will be selected by the Debenture Trustee on a pro rata basis or in such other manner as the Debenture Trustee deems equitable.

 Payment upon Redemption or Maturity

Subject to the provisions of the 6.75% Debenture Indenture, including the right to repay such 6.75% Debentures with Common Shares, on redemption or at maturity, the Company will repay the indebtedness represented by the 6.75% Debentures by paying to the Debenture Trustee in lawful money of Canada an amount equal to the aggregate principal amount of the outstanding 6.75% Debentures which are to be redeemed or which have matured, together with accrued and unpaid interest thereon. The Company may, at its option, on not more than 60 days and not less than 40 days prior notice and subject to applicable regulatory approval and provided that there is not a current event of default under the 6.75% Indenture, elect to satisfy its obligation to repay the principal amount of the 6.75% Debentures which are to be redeemed or the principal amount of the 6.75% Debentures which are due on the maturity date, as the case may be, in whole or in part, by issuing and delivering freely trade-able Common Shares to the holders of the 6.75% Debentures. Any accrued and unpaid interest thereon will be paid in cash.

 Subordination

The payment of the principal and premium, if any, of, and interest on, the 6.75% Debentures will be subordinated in right of payment, as set forth in the 6.75% Debenture Indenture, to the prior payment in full of all senior indebtedness and indebtedness to the Corporation’s trade creditors.

The 6.75% Debentures will also be effectively subordinate to claims of creditors of the Company’s subsidiaries except to the extent the Company is a creditor of such subsidiaries ranking at least pari passu with such other creditors.  Specifically, the 6.75% Debentures are subordinated in right of payment to the prior payment in full of all indebtedness under the Credit Facility.

 Change of Control of the Corporation

Within 30 days following the occurrence of a change of control of the Company involving the acquisition of voting control or direction of 66 2/3% or more of the Common Shares, the Company will be required to make an offer in writing to purchase all of the 6.75% Debentures then outstanding, at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the purchase date.  If 90% or more in aggregate principal amount of the 6.75% Debentures outstanding on the date of the giving of notice of such change of control have been tendered to the Corporation pursuant to the offer, the Corporation will have the right and obligation to redeem all the remaining 6.75% Debentures at the offer price.

Subject to the provisions in the 6.75% Debenture Indenture, in addition to the requirement for the Company to make a change of control offer on the 6.75% Debenture, if a change of control occurs in which 10% or more of the consideration for the Common Shares in the transaction or transactions constituting a change of control consists of:

(i)	cash, other than cash payments for fractional Common Shares and cash payments made in respect of dissenters’ appraisal rights;

(ii)	equity securities that are not traded or intended to be traded immediately following such transactions on a stock exchange; or

(iii)	other property that is not traded or intended to be traded immediately following such transactions on a stock exchange,

then holders of 6.75% Debentures will be entitled to convert their 6.75% Debentures and receive, in addition to the number of Common Shares they would otherwise be entitled to receive, an additional number of Common Shares per $1,000 principal amount of 6.75% Debentures.

Interest Payment Option

The Corporation may elect, from time to time, to satisfy its obligation to pay interest on the 6.75% Debentures on the date it is payable under the 6.75% Debenture Indenture by delivering sufficient Common Shares to the Debenture Trustee for the Debenture Trustee to sell and use the proceeds to satisfy all or any part of the interest obligation in accordance with the 8.25% Debenture Indenture.

MARKET FOR SECURITIES

The Common Shares are listed on the TSX and NYSE and commenced trading under the symbol “EQU”.

The following table sets forth the price range and trading volume of the Common Shares as reported by the TSX and the NYSE for the period indicated.

	Toronto Stock Exchange			New York Stock Exchange
	High ($)	Low ($)	Volume	High (US$)	Low (US$)	Volume
2012
January	5.12	4.24	465,210	4.95	4.22	1,306,100
February	4.28	3.73	944,305	4.26	3.78	1,701,100
March	4.06	3.73	921,039	4.09	3.73	1,633,100
April	3.85	2.81	3,889,828	3.85	2.88	3,858,700
May	3.47	2.91	1,943,487	3.50	2.91	2,831,700
June	3.18	2.42	1,130,991	3.05	2.38	1,933,500
July	3.25	2.55	737,834	3.21	2.48	1,874,600
August	3.82	3.08	473,166	3.88	3.06	3,408,700
September	3.95	3.32	480,242	4.05	3.35	2,468,600
October	3.60	3.00	634,034	3.71	2.96	2,219,800
November	3.94	3.00	1,149,868	3.97	3.02	2,989,600
December	3.18	2.94	709,336	3.21	3.01	1,792,200
2013
January	3.11	2.86	1,442,732	3.16	2.98	2,326,972
February	3.39	3.00	812,965	3.37	3.02	1,619,490
March(1)	3.43	3.18	182,255	3.31	3.10	518,900
(1)	Information to March 13, 2013.

 The 6.75% Debentures were listed on the TSX on February 9, 2011 under the symbol “EQU.DB.B”.

	High ($)	Low ($)	Volume
2012
January	100.00	99.00	16,520
February	99.55	98.50	36,140
March	99.49	97.00	9,630
April	99.50	90.00	12,750
May	98.50	94.00	21,950
June	98.00	96.00	4,270
July	97.15	96.00	9,390
August	99.50	97.00	4,280
September	100.00	99.25	20,850
October	99.75	97.50	6,870
November	100.99	93.00	10,390
December	100.40	99.00	17,490
2013
January	101.50	99.93	2,880
February	101.00	99.50	19,020
March(1)	100.55	100.00	1,400
(1)	Information to March 13, 2013.

RECORD OF CASH DIVIDENDS AND DISTRIBUTIONS

For the three most recently completed financial years, Equal did not declare any distribution or dividends.

CORPORATE GOVERNANCE

 Directors and Officers

The Board of Directors of Equal currently consists of seven individuals.  The directors are elected by the Shareholders of the Company, and hold office until the next annual meeting which is currently scheduled for May 13, 2013.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

The following table sets forth certain information respecting the directors and officers of Equal.

Name and Municipality of Residence	Position with Equal	Principal Occupation	Common Shares Controlled or Beneficially Owned (5)
Daniel Botterill(4) Calgary, Alberta	Director (since May 2011) Chairman	Independent Businessman	14,000
Peter Carpenter (4) Toronto, Ontario	Director (since 2006) and	Senior Partner & Director Claridge House Partners, Inc.	3,209
Michael Doyle (1) (2) (3) Calgary, Alberta	Director (since 2007)	Principal CanPetro International Ltd. and Chairman Madison Petrogas Ltd.	64,488
Victor Dusik (1) (2) (3) Vancouver, British Columbia	Director (since 2008)	Managing Director of Imro Capital Corp	2,821
Roger Giovanetto (2) (3) (4) Calgary, Alberta	Director (since 2006)	Business Consultant	11,270
Robert Wilkinson(1) Calgary, Alberta	Director (since May 2011)	Independent Businessman	110,200
Don Klapko Calgary, Alberta	President and Chief Executive Officer Director (since 2008)	President and Chief Executive Officer Equal Energy	345,185
Dell Chapman Calgary, Alberta	Senior Vice President, Finance and Chief Financial Officer (since September 2010)	Senior Vice President, Finance and Chief Financial Officer of Equal Energy	65,584
John Chimahusky Oklahoma City, Oklahoma	Senior Vice President and Chief Operating Officer U.S. Operations (since December 2007)	Senior Vice President and Chief Operating Officer, U.S. Operations of Equal Energy	40,547
Scott Smalling	Vice President and Chief Financial Officer	Vice President and Chief Financial Officer	15,130
Notes:

(1)      Member of Audit Committee member.
(2)      Member of Compensation Committee member.
(3)      Member of Corporate Governance and Nominating Committee member.
(4)      Member of Reserves & HSE Committee member.
(5)      As at March 14, 2013 and excluding Common Shares issuable upon the exercise of outstanding options, rights or deferred entitlement units.

As of March 14, 2013 the directors and officers of Equal, as a group, beneficially owned, directly or indirectly, or exercised control or direction of 684,946 Common Shares, representing approximately 1.9% of the issued and outstanding.  Profiles of Equal’s directors and officers and the particulars of their respective principal occupations during the last five years are set forth below.

Daniel Botterill, Director and Chairman

Daniel Botterill currently sits on the Board of three oil and gas companies based in Calgary. Mr. Botterill's most recent experience was with Berens Energy Ltd. from July 2003 - February 2010 where he initially served as President and Chief Operating Officer and was promoted to President and Chief Executive Officer in May 2007. Prior to that, he was Senior Vice President with Samson Canada Limited and also held various technical and management positions with Anderson Explorations and Home Oil. Mr. Botterill has over 33 years of diversified oil and gas engineering and business experience and has a track record of economically achieving production growth through exploration and production activities, as well as through acquisitions. Mr. Botterill has a B.Sc. in Mechanical Engineering from the University of Manitoba. Mr. Botterill joined Equal’s Board of Directors in May 2011.

 Peter Carpenter, Director

Peter Carpenter has been a Senior Partner (Oil and Gas) and Director of financial advisory firm Claridge House Partners, Inc. since 1996.  His duties include sourcing equity financing and providing advisory services for the energy clients of the firm, including American Electric Power, the Hunt family, the Lundin Group and numerous junior oil companies.  Mr. Carpenter is a Professional Engineer (Alberta) with a CFA designation and holds a B.Sc. in Chemical Engineering from the University of Alberta and an MBA from the Richard Ivey School of Business, Western University. Mr. Carpenter joined Equal’s Board of Directors in May 2006.

 Michael Doyle, Director

Michael Doyle is a Registered Professional Geophysicist and a Certified Corporate Director with more than 40 years of wide–ranging global experience in finding, developing and producing hydrocarbons.  He is actively involved in Capital Markets and Financings, and has extensive knowledge of Corporate Structures, including Joint Venture entities. Mr. Doyle is a principal of privately held CanPetro International Ltd. and its affiliates, and is the Chairman and founding shareholder of Madison Petrogas Ltd., an international exploration and production company with operations in Egypt and Cameroon. In his executive role with Madison, Michael has conducted business negotiations in a variety of countries in the Middle East region, including Algeria, Tunisia and the United Emirates.  He was previously a principal and President of Petrel Robertson Ltd. where he was responsible for providing advice and project management to clients in Canada and numerous other parts of the world.  Prior to that, he held a variety of exploration positions at Dome Petroleum and Amoco Canada.  He has served as a director of a number of companies principally in the petroleum sector, and has served on professional and technical committees, including an Alberta Hazardous Waste Committee.  Mr. Doyle holds a Bachelor of Science (Math and Physics) from the University of Victoria where he has also served as a member of the Cooperative Education Advisory Council.  Mr. Doyle joined Equal’s Board of Directors in December 2007.

Victor Dusik, Director

Victor Dusik is a Chartered Accountant and Chartered Business Valuator with an MBA from the Richard Ivey School of Business. He is a member of the Institute of Corporate Directors and holds an ICD.D designation. Mr. Dusik is the Managing Director of Imro Capital Corp., a firm based in Vancouver, British Columbia, providing capital and financial consultancy to early stage companies.  He has held various positions with Ernst & Young LLP, including the corporate finance practice focused on valuation and pricing of acquisitions and divestitures, Managing Partner of their Calgary office and Director of the North American Center of Excellence for risk management services to the electric and gas utility sector. In August 2002, he joined Maxim Power Corp., a publicly listed independent power producer with operations in Canada, United States and France. In 2007, Mr. Dusik joined Run of River Power Inc., a publicly listed renewable energy developer focused on hydro and biomass projects principally in British Columbia. As Vice President Finance and Chief Financial Officer, his responsibilities included debt and equity financings, acquisitions, project evaluation and capital deployment, investor relations, public reporting, budgeting and performance reporting, information technology, risk management and corporate administration. Mr. Dusik joined Equal’s Board of Directors in February 2008.

 Roger Giovanetto, Director

Roger Giovanetto has been President of R&H Engineering, Ltd., a metallurgical, materials and corrosion engineering services company for more than five years. During his career, he has developed and managed oilfield chemical operations, corrosion consulting companies and started a publicly traded junior oil and gas company in Alberta.  Mr. Giovanetto has also been instrumental in developing business operations in Siberia, where he specialized in renovating existing oilfields, and has established several chemical manufacturing facilities in Siberia and Iran.  Mr. Giovanetto holds a B.Sc. in Metallurgical Engineering from the University of Alberta and is a member of APEGGA and other professional oil and gas organizations. Mr. Giovanetto joined Equal’s Board of Directors in May 2006.

Robert Wilkinson, Director

Robert Wilkinson retired as a Principal and Director with Peters & Co. Limited, a position held from 1981 - 2005. Mr. Wilkinson was in the securities industry for over 35 years, the early years with Burns Bros., Denton and Wood Gundy. In addition to Equal Energy, Mr. Wilkinson sits on the boards of a number of private and start-up companies.  Mr. Wilkinson recently served on the board of Pure Energy Services Ltd., sitting as a member of the Audit, Governance and Compensation Committees as well as the Special Committee formed prior to Pure’s sale to FMC Technologies.  Mr. Wilkinson holds a BSc from the University of Manitoba and has completed his professional certification from the Institute of Corporate Directors. Mr. Wilkinson joined Equal’s Board of Directors in May 2011.

Don Klapko, President and Chief Executive Officer

Don Klapko has over 35 years of oil and gas industry experience with the last fourteen years directly involved at the executive management level. Mr. Klapko was appointed President and CEO of Enterra Energy Trust, Equal’s predecessor in June 2008. Prior to that, he was President and Director of Trigger Resources Ltd., a private exploration and production company, and also was the Vice President of Operations at Rio Alto Exploration Ltd.  Earlier, Mr. Klapko worked in various technical and supervisory positions in oil and gas facilities, mechanical and operations functions. Mr. Klapko holds a Mechanical Engineering Technology Diploma from Kelsey Institute in Saskatchewan.

Dell Chapman, Senior Vice President, Finance and Chief Financial Officer

Dell Chapman is a Chartered Accountant and Certified Financial Analyst with more than 30 years of oil and gas experience. Mr. Chapman joined Equal Energy in September 2010, prior to which he had been the Vice President, Finance and Chief Financial Officer of Berens Energy Ltd., a TSX-listed company, from its inception in 2003 until its sale in 2010. Before Berens, Mr. Chapman was Vice President Finance and Chief Financial Officer with Technicoil Corporation, and before that he was in the same role with Stellarton Energy Corporation. Previously, Mr. Chapman had also been a Manager, Finance at Suncor, and, from 1986 until 1995, was in various increasing senior financial roles with Gulf Canada Resources. Mr. Chapman graduated from the University of Saskatchewan with a Bachelor of Commerce degree and received his Chartered Accountant designation in 1985 and his Chartered Financial Analyst designation in 1990.

John Chimahusky, Senior Vice President and Chief Operating Officer, U.S. Operations

John Chimahusky is a petroleum geologist with over 30 years of domestic and international oil and gas industry experience. Most recently, he was President of Kirkpatrick Oil Company, Inc., a private exploration and production company based in Oklahoma City which has assets primarily in the Mid-Continent and Permian Basin. Prior to that Mr. Chimahusky had a 25-year career with ConocoPhillips and its predecessor, Phillips Petroleum Company. He held various senior positions in Oklahoma, Texas and Norway, culminating as Exploration Manager, Former Soviet Union. He holds a Bachelor of Science degree in Environmental Geology from the University of Mississippi and a Masters degree in Geology from Memphis State University. Mr. Chimahusky joined Equal in December 2007.

Scott Smalling, Vice President and Chief Financial Officer

Scott Smalling is a Chartered Financial Analyst with more than 12 years of oil and gas experience. Prior to joining Equal Energy in February, 2013, Mr. Smalling held various roles at Devon Energy Corporation, gaining experience in the areas of investor relations, corporate finance and treasury. Most recently, Mr. Smalling held the position of Treasury Manager. Mr. Smalling graduated from Oklahoma State University with a B.S. in Finance and holds his Chartered Financial Analyst designation.

Committees

The Board of Directors of Equal have constituted four committees being the Corporate Governance and Nominating Committee, the Audit Committee, the Compensation Committee, the Reserves and Health, Safety and Environment Committee.

Corporate Governance and Nominating

Equal has established a Corporate Governance and Nominating Committee comprised of 3 non-management members of the Board of Directors of Equal.  The mandate of the Corporate Governance and Nominating Committee is:

•	Developing corporate governance policies, procedures and guidelines;

•	Reviewing the effectiveness of the Board and its committees;

•	Assessing the ongoing composition and size of the Board;

•	Identifying nominees for the Board;

•	Assessing performance of the Board Committees and individual directors; and

•	Reviewing and approving policies and principles for CEO selections and succession.

Audit

Equal has established an Audit Committee comprised of three non-management members. See “Audit Committee Mandate” at “Appendix A”.

 Compensation

Equal Energy has established a Compensation Committee comprised of 3 non-management members of the board of Equal.  The mandate of the Compensation Committee is to review and recommend to the board of directors of Equal:

•	Executive compensation policies, practices and overall compensation philosophy;

•	Total compensation packages including base salaries, bonuses, long-term incentives and benefits for all employees who receive aggregate annual compensation in excess of $100,000;

•	Reviewing and approving corporate goals and objectives relevant to the CEO compensation and evaluating CEO performance; and

•	The adequacy and form of directors’ compensation to ensure it realistically reflects the responsibilities and risks of membership on the board of Equal Energy.

Reserves and HSE Committee

Equal has established a Reserves and Health, Safety and Environment Committee comprised of 3 or more non-management members of the Board of Directors of Equal.  The mandate of the Reserves and Health, Safety and Environment Committee is to:

With respect to Reserves, the Committee shall be responsible for:

•	Reviewing the general approach adopted by management and independent reserves evaluators in the estimation of the Corporation’s oil and gas reserves;

•
Annually reviewing the appointment of the independent evaluator and, in the case of any proposed change to the independent evaluator, determine the reason therefore and whether there have been any disputes with management;

•	Reviewing the Corporation’s procedures for providing information to the independent evaluator;

•
Meeting, as necessary, with management and the independent evaluator, to determine whether any restrictions placed by management affect the ability of the evaluator to report without reservation on the reserves data (as defined in NI 51-101) and to review the reserves data and the report thereon of the independent evaluator (if such report is provided);

•	Reviewing any individual change in a property that is over a million boe of the total proven reserves;

•	Reviewing all properties that individually constitute more than 15% of the total reserves (total proven or proven plus probable) of Equal;

•
Reviewing the Corporation’s procedures relating to the disclosure of information with respect to oil & gas activities including its process for complying with its disclosure requirements and restrictions set forth under applicable securities requirements;

•	Providing a recommendation to the Board whether to accept the independent reserve evaluators’ reports;

•
Providing a recommendation to the Board whether to approve the content and/or filing of the statement of reserves data and other information that may be prescribed by the applicable securities requirements including any reports of the independent evaluator and of management in connection therewith; and

•	Reviewing any other matters relating to the preparation and public disclosure of estimates of the reserves of Equal.

To carry out its health, safety and environment oversight responsibilities, the Committee shall:

•
Review the nature and extent of compliance with occupational health and safety policies, work and practice standards and applicable laws and regulations, as well as the nature and extent of, and reasons for any non-compliance, and the plan and timetable to correct deficiencies;

•
Review the nature and extent of Equal’s compliance with environmental policies, standards and applicable laws and regulations, as well as the nature and extent of, and reasons for, any non-compliance and the timetable to correct deficiencies;

•	Annually review the appropriateness of Equal’s emergency response plans and any amendments thereto;

•	Annually review the abandonment and reclamation liability established by Equal, and ensure adequate funding of future environmental and reclamation obligations;

•
Review the impact and expected financial impact of any material environmental risk to the Corporation and any related disclosure and discuss the same with the Audit Committee and/or the Board, as appropriate;

•	Review business risk and loss insurance coverage for adequacy with respect to Equal’s operations; and

•	Review the impact of proposed legislation relating to environmental, health and safety matters and recommend to the Board the appropriate response thereto.

 Cease Trade Orders, Bankruptcies, Penalties or Sanctions

With the exception of the items listed in Appendix “D”, no director or executive officer of Equal is, as at the date hereof, or has been, within the 10 years prior to the date hereof, a director or executive officer of any company that, while that person was acting in that capacity,

(a)	was the subject of a cease trade or similar order or an order that denied such company access to any exemption under securities legislation for a period of more than 30 consecutive days;

(b)
was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied such company access to any exemption under securities legislation for a period of more than 30 consecutive days; or

(c)
within a year of such person ceasing to act in such capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

In addition, no director or executive officer of Equal Energy has, within the 10 years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such director or officer.

 LEGAL PROCEEDINGS AND REGULATORY ACTIONS

 Legal Proceedings

There are no outstanding legal proceedings material to the Company to which the Company is a party or in respect of which any of the Company’s properties are subject, nor are there any such proceedings known to be contemplated.

 Regulatory Actions

There are not any outstanding regulatory actions material to the Company to which the Company is a party nor are there any such proceedings known to be contemplated.

 CONFLICTS OF INTEREST AND INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

In accordance with ABCA, a director or officer who is a party to a material contract or proposed material contract with the Company or its subsidiaries or is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with Equal or its subsidiaries shall disclose to Equal the nature and extent of the director’s or officer’s interest. In addition, a director shall not vote on any resolution to approve a contract of the nature described except in limited circumstances.

Circumstances may arise where members of the Board of Directors or officers of Equal are directors or officers of companies, which are in competition to the interests of Equal Energy or its subsidiaries.  No assurances can be given that opportunities identified by such directors or officers will be provided to Equal Energy or its subsidiaries.

 TRANSFER AGENT AND REGISTRAR

Olympia Trust Company, at its principal offices in Calgary, Alberta and at the principal offices of BNY Trust Company of Canada in Toronto, Ontario, is the transfer agent and registrar for the Common Shares and Debentures.

 MATERIAL CONTRACTS

Other than those contracts entered into in the ordinary course of business, Equal did not enter into any material contracts in the most recently completed financial year and Equal is not a party to any contracts which would be considered material to the Company that were entered into prior to the most recently completed financial year that are still in effect, except for the 6.75% Debenture Indenture.

 INTERESTS OF EXPERTS

Reserve estimates contained herein are derived from Reserve Reports.  As of the date hereof, none of McDaniel or Haas or any of their designated professionals owns directly or indirectly, any Common Shares.  KPMG LLP are the auditors of the Company and have confirmed that they are independent with respect to the company within the meaning of the Rules of Professional conduct of the Institute of Chartered Accountants of Alberta and within the meaning of the U.S. Securities Act of 1933 and the applicable rules and regulations there under adopted by the Securities and Exchange Commission and the Public Accounting Oversight Board (United States).

 AUDIT COMMITTEE

 General

Equal has established an audit committee (the “Audit Committee”) comprised of three members:  Victor Dusik, Robert Wilkinson and Michael Doyle, each of whom is considered “independent” and “financially literate” within the meaning of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators.

 Mandate of the Audit Committee

The mandate of the Audit Committee is to assist the Board of Directors of Equal in its oversight of the integrity of the financial and related information, including the financial statements, internal controls and procedures for financial reporting and the processes for monitoring compliance with legal and regulatory requirements.  In doing so, the Audit Committee oversees the audit efforts of the external auditors and, in that regard, is empowered to take such actions as it may deem necessary to satisfy itself that the external auditors are independent of the Company.

The Audit Committee’s function is oversight.  Management of Equal is responsible for the preparation, presentation and integrity of the financial statements of the Company.  Management is responsible for maintaining appropriate accounting and financial reporting principles and policy and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

While the Audit Committee has the responsibilities and powers set forth above, it is not the duty of the Audit Committee to plan or conduct audits or to determine whether the financial statements of the Company are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and is audited by the external auditors, on whom the members of the Committee are entitled to rely in good faith.

The mandate of the Audit Committee is attached hereto as Appendix “A”.

 Relevant Education and Experience of Audit Committee Members

The following is a brief summary of the education or experience of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee, including any education or experience that has provided the member with an understanding of the accounting principles used by Equal Energy to prepare the annual and interim financial statements.

Name of Audit Committee Member	Relevant Education and Experience
Victor Dusik
Mr. Dusik is a Chartered Accountant, Chartered Business Valuator and Certified Corporate Director with extensive experience in the areas of corporate finance, acquisitions and divestitures, public reporting and compliance. He spent more than 30 years in various progressive positions with Ernst & Young LLP providing public accounting and consulting services to a wide variety of companies and industry sectors. Mr. Dusik holds a Master of Business Administration from the Richard Ivey School of Business, Western University.

Michael Doyle
Mr. Doyle is a Professional Geophysicist and Certified Corporate Director with more than 35 years of experience.  He has served as a director of a number of companies principally in the petroleum sector, and has served on professional and technical committees, including Audit Committees.  Mr. Doyle holds a Bachelor of Science (Math and Physics) from the University of Victoria.

Robert Wilkinson
Robert Wilkinson retired as a Principal and Director with Peters & Co. Limited, a position held from 1981 - 2005. Mr. Wilkinson was in the securities industry for over 35 years, the early years with Burns Bros., Denton and Wood Gundy. In addition to Equal Energy, Mr. Wilkinson sits on the boards of a number of private and start-up companies.  Mr. Wilkinson recently served on the board of Pure Energy Services Ltd., sitting as a member of the Audit, Governance and Compensation Committees as well as the Special Committee formed prior to Pure’s sale to FMC Technologies.  Mr. Wilkinson holds a B.Sc. from the University of Manitoba and has completed his professional certification from the Institute of Corporate Directors.

 External Auditor Service Fees

KPMG LLP audited the annual financial statements for the 2012 and 2011 fiscal year.

(in $ thousands)	2012	2011
Audit fees (1)	485.0	619.5
Tax fees (2)	56.8	21.2
All other fees (3)	-	87.7
Total	541.8	728.4
Notes:

(1)           Audit fees include professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements as well as services provided in connection with statutory and regulatory filings and engagements as well as International Financial Reporting Standards, and prospectus documents.
(2)	Tax fees include fee for tax compliance, tax advice and tax planning.
(3)	All other fees related to advisory for International Financial Reporting Standards and document translation.

 Audit Committee Oversight

Since the commencement of the most recently completed financial year, all recommendations of the Audit Committee to nominate or compensate an external auditor have been adopted by the Board of Directors of Equal Energy.

 ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com.  Additional information related to the remuneration and indebtedness of the directors and officers of Equal, the principal holders of Common Shares, the Common Shares authorized for issuance equity compensation plans and corporate governance disclosure, is contained in the management information circular in respect of the next annual meeting of Shareholders.  Additional financial information is provided in the audited financial statements and management’s discussion and analysis of the Company for the year ended December 31, 2012.

(IV) Equal Energy Ltd. 2012 Annual Information Form -  -

APPENDIX “A”

AUDIT COMMITTEE MANDATE

(approved by the Board of Directors March 14, 2013)

1.	Role and Objective

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Equal Energy Ltd. (the “Company” or “Equal”), to which the Board has delegated its responsibility for oversight of the financial reporting process and recommending, for Board approval, the financial statements and other mandatory disclosure releases containing financial information.

The purpose and objectives of the Committee, with respect to the Company are as follows:

a. To oversee the credibility, integrity and objectivity of the financial reporting process;

b.	To assist the Board in meeting its responsibilities in respect of the preparation and disclosure of the financial statements of Equal and related matters;

c. To monitor the independence and performance of the external auditors;

d. To provide better communication between directors and external auditors;

e.	To strengthen the role of non-management directors by facilitating in-depth discussions among directors on the Committee, management and the external auditors.

f.	To assist Board oversight of the Company’s compliance with legal and regulatory requirements;

g.	To assist Board oversight of the Company’s internal audit function; and

h.	To enhance communication between management, the external auditors, and the Board.

2.	Composition

This Committee shall be composed of at least three individuals as determined by the Board from amongst its members, each of whom must be independent (within the meaning of (i) National Instrument 52-110- Committee of the Canadian Securities Administrators (“NI 52-110”) (unless the Board determines to rely on an exemption in NI 52 110) and (ii) Section 303A.02 of the New York Stock Exchange Listed Company Manual).  In addition, all members of the Committee must be independent within the meaning of Section 10A(m)(3) of the United States Securities Exchange Act of 1934, as amended, and Rule 10A-3 thereunder.  Therefore, members of the Committee may not, other than in their respective capacities as members of the Committee, the Board or any other committee of the Board, accept directly or indirectly any consulting, advisory or other compensatory fee from the Company, or be an "affiliated person" (as such term is defined in the United States Securities Exchange Act of 1934, as amended, and the rules adopted by the United States Securities and Exchange Commission thereunder) of the Company.  For greater certainty, director's fees, options and similar compensation arrangements and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company that are not contingent on continued service should be the only compensation an Committee member receives from the Company.

The Secretary to the Board or another individual as selected by the Committee shall act as Secretary to the Committee.

The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

A quorum shall be a majority of the members of the Committee.

All of the members must be financially literate within the meaning of NI 52-110 unless the Board has determined to rely on an exemption in NI 52-110, and all of the members of the Committee must be financially literate within the meaning of the rule of the New York Stock Exchange.  For purposes of this Mandate, an individual will be deemed to be “financially literate” the individual has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the financial statements of Equal.  In addition, at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

At least one member of the Committee must be an “audit committee financial expert” within the meaning of that term under the United States Securities Exchange Act of 1934, as amended, and the rules adopted by the United States Securities and Exchange Commission thereunder.

3.    Meetings

The Committee shall meet at least four times per year (and no less frequently than quarterly) or more frequently as deemed appropriate by the Committee Chair.  As part of its job to foster open communication, the Committee should meet at least annually with management, internal auditors and the external auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

Agendas, with input from management, shall be circulated to Committee members and relevant management personnel along with background information on a timely basis prior to the Committee meetings.

The Committee shall ensure that minutes are prepared for each meeting of the Committee.

The Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) or their designate shall be available to attend at all meetings of the Committee upon invitation by the Committee.

The Committee may request the Controller & Treasurer and such other employees and officers of the Company, and the Company’s outside counsel and external auditors, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.  Such persons shall be available to attend and/or to provide information to the Committee upon invitation by the Committee.

4.      Mandate and Responsibilities of the Committee

Review Procedures

It is the responsibility of the Committee to satisfy itself on behalf of the Board with respect to the Company’s internal control systems by:

1.	identifying, monitoring, mitigating and reporting, material financial risks; and

2.	ensuring compliance with legal, ethical and regulatory requirements.

It is a primary responsibility of the Committee to review the quarterly and annual financial statements of Equal prior to their submission to the Board for approval.  The process should include but not be limited to:

a)	reviewing changes in accounting principles, or in their application, which may have a material impact on the current or future years’ financial statements;

b)	reviewing significant accruals, reserves or other estimates;

c)	reviewing the accounting treatment of unusual or non-recurring transactions;

d)	ascertaining compliance with covenants under loan agreements;

e)	reviewing the adequacy of the asset retirement obligations;

f)	reviewing disclosure requirements for commitments and contingencies;

g)	obtaining reasonable explanations of significant variances with comparable reporting periods;

h)	determining through inquiry if there are any related party transactions and ensure the nature and extent of such transactions are properly disclosed;

i)	reviewing adjustments raised by external auditors, whether or not included in the financial statements; and

j)	reviewing unresolved differences between management and the external auditors, if any.

The Committee will meet with management and the external auditors to review and discuss annual and quarterly financial statements and management's discussion and analysis (“MD&A”) and earnings press releases, including the results of the external auditors’ review of the quarterly financial statements. The Committee will review and discuss the financial information to be included in public disclosure documents and determine whether to recommend to the Board that the financial statements be presented to the Board and to the Shareholders and included in public disclosure documents.

At each meeting, the Committee will meet in-camera, without management or external auditors present, and will meet in a separate session with the lead partner of the external auditors.

The Committee will review with the Chief Financial Officer (the "CFO") and the external auditors any changes in accounting policies as well as any other significant financial reporting issues.

The Committee will review with the external

(a)           prior to commencement of the audit, plans, staffing and scope for each annual audit; and

(b)	the results of the annual audit and resulting opinion including major issues regarding accounting and auditing principles and practices.

The Committee will review with the external auditors and the persons responsible for the internal audit function, their assessment of the internal controls of the Company, their written reports containing recommendations for improvement, and management’s response and follow-up to any identified weaknesses.

The Committee will review with the external auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any audit problems or difficulties, including any restrictions on the scope of the external auditors’ activities or on access to requested information, any significant disagreements with management, and management’s response (such review should also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function).

The Committee will review with the Chief Executive Officer (the "CEO") and the CFO the Company's disclosure controls and procedures and at least annually will review management's conclusions about the efficacy of disclosure controls and procedures, including any significant deficiencies or material non-compliance with disclosure controls and procedures.

The Committee will review with management and the external auditors any material correspondence with regulators or government agencies and any employee complaints or published reports which raise issues regarding the Company's financial statements or accounting policies.

The Committee will meet periodically with the appropriate legal advisors to review material legal issues, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

The Committee will review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

The Committee will review analyses prepared by, and discuss with, management and the external auditors with respect to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

The Committee will review and discuss with management and the external auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

In connection with its review of the annual audited financial statements and quarterly financial statements, the Committee will also review the process for the CEO and CFO certifications with respect to the financial statements and the Company’s disclosure controls and internal controls, including any material deficiencies or changes in those controls.  The Committee will review with the disclosures made to the Committee by the Company’s CEO and CFO during their certification process.  In particular, the Committee will review with the CEO, CFO and external auditors: (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the United States Securities Exchange Act of 1934, as amended, within the required time periods, and (ii) any fraud, whether or not material, that involves management of the Company or other employees who have a significant role in the Company’s internal control over financial reporting.

The Committee will annually obtain assurance from the external auditors that disclosure to the Committee is not required pursuant to the provisions of the United States Securities Exchange Act of 1934, as amended, regarding the discovery by the external auditors of any illegal acts.

The Committee will review and discuss a report from the external auditors at least quarterly regarding:

(a)           all critical accounting policies and practices to be used;

(b)
all alternative treatments of financial information within GAAP or IFRS that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; and

(c)	other material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences.

The Committee will review and discuss, including with management, the Company's major financial risk exposures and risk management policies, and the steps taken by management to monitor and control those exposures.  For greater certainty, the Committee is not required to be the sole body responsible for risk assessment and management, but the Committee must discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

The Committee will review the Company's financial reporting procedures and policies to ensure compliance with all legal and regulatory requirements and to investigate any non-adherence to those procedures and policies.

The performance of the Committee shall be evaluated annually by the Governance and Nominating Committee of the Board against criteria defined in the Committee and Board Mandates.

External auditors

The Committee, in its capacity as a committee of the Board and subject to the rights of holders of the Company’s shares (“Shareholders”) and applicable law, is directly responsible for the overseeing the relationship of the external auditors firm with the Company, including the appointment, termination, compensation, retention and oversight of the work of the external auditors engaged by the Company (including resolution of disagreements or disputes between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.  The Committee's selection of the external auditors is subject to approval by the Shareholders.

The external auditors will report directly to the Committee.

The Committee must pre-approve, subject to any de minimis except available under applicable laws, the appointment of the external auditors to provide all audit services and permitted non-audit services to be provided by the external auditors, including the terms thereof and the fees related thereto.  If desired, the Committee may establish detailed policies and procedures for pre-approval of the provision of audit services and permitted non-audit services by the external auditors.  The Committee may delegate this ability to one or more members of the Committee to the extent permitted by applicable law, provided that any pre-approvals granted pursuant to any such delegation must be detailed as to the particular service to be provided, may not delegate Committee responsibilities to management of the Company, and must be reported to the full Committee at its next scheduled meeting.

The Committee will consider whether the provision of any non-audit services is compatible with the auditors’ independence.

The Committee will obtain and review at least annually a written report by the external auditors setting out the auditors’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

The Committee will review and discuss with the external auditors all relationships that the external auditors and its affiliates have with the Company and its affiliates in order to determine the external auditors’ independence, including, without limitation:

(a)
requesting, receiving and reviewing, on a periodic basis but at least annually, a formal written statement from the external auditors delineating all relationships that may reasonably be thought to bear on the independence of the external auditors with respect to the Company;

(b)	discussing with the external auditors any disclosed relationships or services that the external auditors believes may affect the objectivity and independence of the external auditors; and

(c)	recommending that the Board take appropriate action in response to the external auditors’ report to satisfy itself of the external auditors’ independence.

The Committee will consider whether the external auditors’ quality controls are compatible with the auditors’ independence.

The Committee will evaluate, at least annually, the auditors’ qualifications, performance and independence. The Committee will present its conclusions with respect to the external auditors to the Board.

The Committee will ensure the rotation of partners on the audit engagement team of the external auditors in accordance with applicable law.

The Committee will review and evaluate the lead partner of the external auditors.

The Committee will also periodically consider whether, in order to assure continuing external auditors independence, it is appropriate to adopt a policy of rotating the external auditing firm on a regular basis.

Other

The Committee shall:

a. Establish procedures independent of management for:

i. The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

ii. The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

b. Review and approve clear hiring policies for the Company regarding partners, employees and former partners and employees of the present and former external auditors of the Company. (Partners and employees and former partners and employees of the present and former external auditors may not be hired by the Company without the prior approval of the Committee.)

c. Review and discuss, including with management and the external auditors, the type and presentation of information to be included in earnings press releases, paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies.  .Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

d. Review and discuss with management the minutes of all meetings with the Company’s Disclosure Committee upon request.

e. Review any other matters required by law, regulation or stock exchange requirement, or that the Committee feels are important to its mandate or that the Board chooses to delegate to it.

f. Meet separately with the internal auditor (or other persons responsible for the internal audit function), periodically as the Committee may deem appropriate, to consider any matter that the Committee or internal auditor believes should be brought to the attention of the Board, the Committee or the Shareholders.

g. Meet separately with the external auditors, periodically as the Committee may deem appropriate, to consider any matter that the Committee or external auditors believes should be brought to the attention of the Board, the Committee or the Shareholders.

h. Meet separately with the Company’s management, periodically as the Committee may deem appropriate, to consider any matter that the Committee or management believes should be brought to the attention of the Board, the Committee or the Shareholders.

i. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual information circular.

j. Oversee that management has designed suitable internal control over financial reporting (ICFR) each quarter and that as of each year-end that management has undertaken suitable testing to be able to assess the operating effectiveness of its ICFR, and verify that there is appropriate disclosure in any filings required to be made under applicable securities laws.

k. Oversee that management has designed suitable disclosure controls and procedures (DC&P) each quarter and adequately assessed their effectiveness each required period to verify that management has systems in place so that material information is filed with regulatory authorities or otherwise disclosed to the public in an accurate and timely manner, and to verify that there is appropriate disclosure in any filings required to be made under applicable securities laws.

l. Review the appointment and replacement of the senior internal auditing executive, if any.

m. Discuss with management and the external auditors, the responsibilities of the internal audit department or any other person performing the internal audit function for the Company, the budget and staffing for the internal audit, and any recommended changes in the planned scope of the internal audit.

3. Reporting Obligations and Authority

Regularly, the Committee will provide a report to the Board of the material matters discussed and material resolutions passed at the Committee meeting, any issues that arise with respect to quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the external auditors, or the internal audit function, and any associated recommendations.  Minutes of the Committee meeting will be provided to all Board members upon request.

Supporting schedules and information reviewed by the Committee shall be available for examination by any Director upon request.

The Committee shall have the authority to investigate any financial activity of Equal and to communicate directly with external auditors.  All employees are to cooperate as requested by the Committee.

The Committee may at any time retain outside financial, legal or other advisors as it determines necessary to carry out its duties, at the expense of the Company.  The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of: (i) compensation to the external auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisors employed by the Committee and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4.      Other

The Committee shall review and reassess the adequacy of this Charter at least annually or otherwise, as it deems appropriate, and propose recommended changes to the Board.

The Committee shall report regularly to the Board about any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the external auditors, or the internal audit function.

The Committee’s performance shall be evaluated annually by the Governance and Nominating Committee of the Board

(VII)

(VIII)

APPENDIX “B-1”

FORM 51-101F2
REPORT ON RESERVES DATA BY
INDEPENDENT QUALIFIED RESERVES EVALUATOR OR AUDITOR

To the board of directors of Equal Energy Ltd. (the “Company”):

1.
We have evaluated the Company’s U.S. Oklahoma reserves data as at December 31, 2012.  The reserves data are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2012 estimated using future prices and costs and proved reserves and related future revenue as at December 31, 2012, estimated using constant prices and costs.

2.	The reserves data are the responsibility of the Company’s management. Our responsibility is to express an opinion on the reserves data based on our evaluation.

We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (the “Petroleum Society”).

3.
Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement.  An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions in the COGE Handbook.

4.
The following table sets forth the estimated future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Company evaluated by us for the year ended December 31, 2012, and identifies the respective portion thereof that we have evaluated, audited and reviewed and reported on to the Company’s management.

		Net Present Value of Future Net Revenue (before income taxes 10% discount rate US$M)
Preparation Date of Evaluation Report	Location of Reserves (Country or Foreign Geographic Area)	Audited	Evaluated	Reviewed	Total
February 6, 2013	U.S. Oklahoma	-	$314,178	-	$314,178

5.	In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook.

6.	We have no responsibility to update our reports referred to in paragraph 4 for events and circumstances occurring after their respective preparation dates.

7.
Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.  However, any variations should be consistent with the fact that reserves are categorized according to the probability of their recovery.

Executed as to our report referred to above:

Haas Petroleum Engineering Services, Inc., Dallas, Texas, U.S., February 12, 2013

Signed “Robert W. Haas”                             .
Robert W. Haas, P.Eng
President

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APPENDIX “C”

FORM 51-101F3
REPORT OF MANAGEMENT AND DIRECTORS ON RESERVE DATA AND OTHER INFORMATION

Management of Equal Energy Ltd. (the “Company”), is responsible for the preparation and disclosure of information with respect to the oil and gas activities of the Company in accordance with securities regulatory requirements.  This information includes reserves data which are (a) estimates of proved reserves and probable reserves and related future net revenues as at December 31, 2012, estimated using forecast prices and costs and (b) proved reserves and related future net revenues as at December 31, 2012, estimated using constant prices and costs.

Independent qualified reserves evaluators have evaluated the reserves data of the Company.  The reports of the independent qualified reserves evaluators will be filed with the securities regulatory concurrently with this report.

The Reserves Committee of the board of directors of the Company has:

(a)	reviewed the Company’s procedures for providing information to the independent qualified reserves evaluators;

(b)	met with the independent qualified reserves evaluators to determine whether any restrictions affected the ability of the independent qualified reserves evaluators to report without reservation;

(c)	reviewed the reserves data with management and the independent qualified reserves evaluators.

The Reserves Committee of the board of directors has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management.  The board of directors has, on the recommendation of the Reserves Committee, approved:

(a)	the content and filing with securities regulatory authorities of Form 51-101F1 containing reserves data and other oil and gas information;

(b)	the filing of Form 51-101F2 which is the report of the independent qualified reserves evaluators on the reserves data; and

(c)	the content and filing of this report.

Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.  However, any variations should be consistent with the fact that reserves are categorized according to the probability of their recovery.

Signed “Don Klapko”
Don Klapko Chief Executive Officer Equal Energy Ltd.
Signed “Dell Chapman”
Dell Chapman Senior Vice President Finance and Chief Financial Officer Equal Energy Ltd.
Signed “Dan Botterill ”
Peter Carpenter Director Equal Energy Ltd.
March 14, 2013

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APPENDIX “D”

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Michael Doyle

On February 23, 2007, Mr. Doyle became a Director and took on the role of Chairman of Vanquish Energy Corp., a private Canadian oil and gas company that was in financial crisis.  Shortly thereafter, he replaced the chief executive officer, and assumed that role in order to better assess and best mitigate damage to all the stakeholders of the company.  After discussion and negotiation with the secured creditor, the company entered into receivership on March 27, 2007.

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